UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant     [X]
Filed by a party other than the Registrant     [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Materials under § 240.14a-12
UNITED FIRE GROUP, INC.
(Name of registrant as specified in its charter)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
[ ]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1

UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
April 2, 2019
Dear Fellow Shareholder:
I am pleased to invite you to join us at United Fire Group, Inc.’s 2019 Annual Meeting of Shareholders (the "Annual Meeting"). This year’s meeting will be held at the Eastbank Venue at 97 Third Avenue SE in Cedar Rapids, Iowa. The meeting will take place on Wednesday, May 15, 2019 at 10:00 a.m. Central Time.
At this year’s meeting, you will be asked to vote on the following proposals:

Proposals		Recommended Vote
1.	Election of four Class B Directors identified in the proxy statement.	FOR
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	FOR
3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	FOR
Management will also report on United Fire Group, Inc.’s business and shareholders will have an opportunity to ask questions of management and Ernst & Young LLP.
Attached you will find a notice of the Annual Meeting and a proxy statement that contains additional information about the meeting and explains the methods you can use to vote your proxy, including by telephone and over the Internet.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to sign your proxy card and return it in the enclosed postage-paid envelope or vote by telephone or Internet prior to the meeting. This ensures that your shares of United Fire Group, Inc.'s Common Stock will be represented and voted at the meeting, even if you cannot attend.
For the Board of Directors,
Jack B. Evans
Chairman of the Board

2

UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
Notice of 2019 Annual Meeting of Shareholders of United Fire Group, Inc.

Date and time:	Wednesday, May 15, 2019, at 10:00 a.m. Central Time

Place:	Eastbank Venue, 97 Third Avenue SE, Cedar Rapids, Iowa 52401

Items of business:	At the meeting, we will ask shareholders to:

1)	Elect four Class B Directors identified in the attached proxy statement to three-year terms expiring in 2022.

2)	Ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

3)	Approve, on an advisory basis, the compensation of our named executive officers.

4)	Vote upon such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Who can vote:	You can vote if you were a shareholder of record on March 18, 2019.
On or about April 2, 2019, we will begin mailing to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice Regarding the Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our Annual Meeting.
The Board of Directors recommends that shareholders vote FOR the election of each director nominee named in Proposal 1 of the proxy statement and FOR Proposals 2 and 3.
By Order of the Board of Directors,
Neal R. Scharmer
Corporate Secretary
Dated April 2, 2019 at Cedar Rapids, Iowa
Your vote is important. Instructions on how to vote are contained in this proxy statement and in the Notice Regarding the Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date and return the proxy/voting instruction card in the envelope provided.

3

i

ii

UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019:
The Notice of the Annual Meeting, this Proxy Statement, the 2018 Annual Report on Form 10-K and the 2018 Annual Report to Shareholders are available at: http:// ir.ufginsurance.com.
This solicitation of proxies is made by the Board of Directors of United Fire Group, Inc. (the “Company,” “we,” “us,” or “our,” as the context requires). Proxies will be used at the Annual Meeting of Shareholders (the "Annual Meeting") of United Fire Group, Inc., an Iowa corporation, to be held on May 15, 2019 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof. This year’s meeting will be held at the Eastbank Venue at 97 Third Avenue SE in Cedar Rapids, Iowa. With respect to shares of our $0.001 par value common stock (“Company Common Stock”) held in the United Fire Group, Inc. 401(k) Plan (the “401(k) Plan”), the Board of Directors is soliciting participants on behalf of the Trustee of the 401(k) Plan to direct the Trustee as to how to vote the shares held in the plan.
Under rules adopted by the Securities and Exchange Commission (“SEC”), the Company has chosen to provide its shareholders with the choice of accessing the Annual Meeting proxy materials on the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials (the “Notice”) is being mailed to the Company’s shareholders who have not previously requested electronic access to its proxy materials or printed proxy materials. The Notice contains instructions on how you may access and review the Company’s proxy materials on the Internet and how you may vote your shares over the Internet. The Notice will also tell you how to request the Company’s proxy materials, in either printed form or by email, at no charge. The Notice contains a control number that you will need to vote your shares. We suggest you keep the Notice for your reference through the meeting date.
The Company anticipates that the Notice will be mailed to shareholders and participants in the 401(k) Plan beginning on or about April 2, 2019.
We will solicit proxies principally by mail, but our directors and employees may also solicit proxies by telephone, facsimile, or e-mail. Our directors and employees may also conduct personal solicitations. Our directors and employees will not receive any additional compensation in connection with their solicitation efforts.

ANNUAL MEETING OF SHAREHOLDERS
Questions and Answers About the Annual Meeting
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters listed in the Notice of the Annual Meeting, including (i) the election of four Class B Directors identified in this proxy statement to serve three-year terms expiring 2022, (ii) the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers. Our management will also report on our performance during fiscal year 2018. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they choose to, and will be available to respond to appropriate shareholder questions.
Who may attend the Annual Meeting?
All shareholders of record as of March 18, 2019 or their duly appointed proxies may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of March 18, 2019.
Who is entitled to vote at the Annual Meeting?
Shareholders of Record
If your shares are registered in your name with Computershare Trust Company, N.A. our transfer agent and registrar, you are considered a shareholder of record. Shareholders of record at the close of business on March 18, 2019 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. At the close of business on March 18, 2019, there were 25,166,372 shares of Company Common Stock issued and outstanding. Each share of Company Common Stock entitles its record holder to one vote.
Brokerage and Other Account Holders
If your shares are held in a brokerage account or by a bank or other nominee, your name does not appear anywhere in the Company’s shareholder records. Instead, the “street name” of your broker, bank or other nominee who holds the shares for you appears on our records and you are the beneficial owner of the shares. Access to our proxy materials is being forwarded to you by your brokerage firm, bank or other nominee. As the beneficial owner, you have the right to direct your brokerage firm, bank or other nominee how to vote your beneficial shares by filling out and returning the voting instruction form provided to you from such other institution. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are invited to attend the Annual Meeting, but you must obtain a legal proxy from the record holder of your shares in order to vote in person at the Annual Meeting and bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of March 18, 2019.
401(k) Plan Participants
If you are a participant in our 401(k) Plan, your proxy card shows the number of shares of Company Common Stock held for your benefit in those plans, plus any other shares you may own. If you hold stock through the 401(k) Plan, voting your proxy also serves as confidential voting instructions to the Trustee of the 401(k) Plan (Principal Financial Group). The Trustee will vote your shares in accordance with the specific voting instructions that you indicate on your proxy card. If you provide no specific voting instructions, the Trustee of the 401(k) Plan will vote your shares in proportion to the voting instructions it receives from those plan participants who do submit voting instructions.

What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting of a majority of the outstanding shares (50% plus one share) of Company Common Stock represented either in person or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.
What is a broker non-vote?
A “broker non-vote” occurs when a broker submits a proxy but lacks discretionary power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2019 is the only matter to be presented at the Annual Meeting that is considered a "routine" matter, and brokers have the discretionary power to vote on this matter without any instructions from the beneficial owners. Each of the other matters to be presented at the Annual Meeting are considered "non-routine."
Therefore, if you hold your shares in “street name” you should give voting instructions to your broker to ensure your shares are counted in the election of directors, and the advisory vote to approve executive compensation. Broker non-votes will have no effect on the voting results of the matters presented at the Annual Meeting.
How do I vote my shares?
You may vote in the following ways:

•
In person: We will distribute paper ballots to anyone who wishes to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a legal proxy from your broker and bring it to the Annual Meeting in order to vote in person at the Annual Meeting.

•
By mail: Complete and sign your proxy card and return it by mail in the enclosed business reply envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of the authorized proxies, Jack B. Evans and Neal R. Scharmer.

If you sign and return your proxy card without marking voting instructions, your shares will be voted FOR the election of each of the director nominees identified in this proxy statement, FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, and FOR approval, on an advisory basis, of the resolution regarding the compensation of our named executive officers.

•
By telephone: To vote your shares by telephone, call the toll-free telephone number on your proxy card. You must have a touch-tone or cellular telephone to use this voting method. You will need to follow the instructions on your proxy card and the voice prompts to vote your shares.

•
Over the Internet: You may go to the website listed on your proxy card to vote your shares over the Internet. You will need to follow the instructions on your proxy card and the website to vote your shares.

Telephone and Internet voting options are available 24 hours a day, seven days a week. The deadline for voting by telephone or the Internet is 12:00 a.m. Central Time on May 15, 2019. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or over the Internet, your vote authorizes the proxies in the same manner as if you had signed, dated and returned your proxy card by mail. Telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares securely and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to return your proxy card.
If you hold your shares in street name, you may vote by telephone or over the Internet only if your bank, broker or other nominee makes those methods available to you, in which case your bank, broker or other nominee will provide specific instructions for using those options.
If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?
If your shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the choice of auditor, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, or executive compensation matters, without receiving client voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner. The proposal to approve the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 is the only routine matter being voted on at the Annual Meeting and, therefore, is the only proposal that may be voted by your broker, bank or other nominee in its discretion without having received voting instructions from you.
Can I revoke my proxy or change my vote after I return my proxy?
Yes. Even after you submit a proxy, you may revoke your proxy or change your vote at any time before the proxy is exercised and vote cast at the Annual Meeting by:

•
delivering written notice to our transfer agent, Computershare, P.O. Box 505000, Louisville, KY 40233-5000, or via overnight delivery to Computershare, 462 South 4th St. Ste 1600, Louisville, KY 40202;

•	delivering written notice to the Corporate Secretary of United Fire Group, Inc. at P.O. Box 73909, Cedar Rapids, Iowa 52407-3909;

•	executing and delivering a later-dated proxy;

•	voting again by telephone or Internet; or

•	appearing and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.
If you hold your shares in street name, you may contact your bank, broker or other nominee for instructions as to how to revoke or change your vote.
Who pays for this proxy solicitation?
United Fire Group, Inc. will pay the expenses of this solicitation of proxies. Expenses may include reimbursement to brokerage firms and others of their cost for forwarding solicitation materials to beneficial owners.
Does United Fire Group, Inc. deliver proxy materials electronically?
Yes. In accordance with the SEC’s “Notice and Access” rules, United Fire Group, Inc. mailed the Notice to shareholders beginning on or about April 2, 2019. The Notice describes the matters to be considered at the Annual Meeting and how shareholders may access the proxy materials over the Internet. It also provides instructions on how shareholders may vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions in the Notice.
What are the benefits of electronic delivery?
Electronic delivery reduces United Fire Group, Inc.’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.
How may I obtain copies of United Fire Group, Inc.’s corporate governance documents?
The following documents are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, http:// ir.ufginsurance.com, by selecting Overview and then Governance Documents.

•	Anti-Hedging and Anti-Pledging Policy

•	Clawback Policy

•	Code of Ethics and Business Conduct

•	Corporate Governance Guidelines

•	Committee Charters – Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee
In addition, copies of our Articles of Incorporation and Bylaws are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Articles of Incorporation and Bylaws are also available free of charge on the SEC's EDGAR website at www.sec.gov.

Delivery of One Set of Annual Meeting Materials to Shareholders in a Single Residence ("Householding")
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports to shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to shareholders addressed to those shareholders. This process, commonly referred to as “householding,” provides cost savings for companies. We and some brokers household proxy materials and annual reports to shareholders unless contrary instructions have been received from the affected shareholders. Once you have received notice from us, your broker, or other designated intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate printed proxy statement and annual report to shareholders, notify us by calling our transfer agent at (877) 373-6374, or submit a written request via regular mail to Computershare, P.O. Box 505000, Louisville, KY 40233-5000, or via overnight delivery to Computershare, 462 South 4th St. Ste 1600, Louisville, KY 40202.
Shareholders who currently receive multiple copies of their proxy materials and would like to request householding should submit a written request to: Computershare Trust Company, N.A. at either address above.
Please include the Company’s name, United Fire Group, Inc., and your account number(s) in any correspondence regarding householding. Street name shareholders wishing to cancel or request householding of their proxy materials should contact their brokers directly.
Electronic Availability of Proxy Materials
Electronic versions of our Notice of the Annual Meeting, this Proxy Statement and 2018 Annual Report to Shareholders are available on our public website, http:// ir.ufginsurance.com by selecting Financial Documents and then Annual Reports and Proxy.
BOARD OF DIRECTORS
Our Board of Directors currently consists of 12 directors. The current membership includes: John-Paul E. Besong, Scott L. Carlton, Brenda K. Clancy, Christopher R. Drahozal, Jack B. Evans (Chairman), Sarah Fisher Gardial, George D. Milligan, James W. Noyce, Mary K. Quass, Randy A. Ramlo, Kyle D. Skogman and Susan E. Voss.
Corporate Governance
In order to promote the highest standards of management for the benefit of shareholders, our Board of Directors follows certain governance practices regarding how the Board of Directors conducts its business and fulfills its duties. United Fire Group, Inc.’s Corporate Governance Guidelines may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, http:// ir.ufginsurance.com, by selecting Overview and then Governance Documents. Among the governance practices used by the Board of Directors are:
Board Size, Composition and Independence Determination
Our Board of Directors consists of 12 members, divided among three classes. Each class consists of four members.
The Board of Directors requires a majority of our directors to be independent, as defined in the listing rules of The NASDAQ Global Select Market (“NASDAQ”). The Board of Directors determines director independence by applying the definition of independence contained in the applicable NASDAQ Listing Rules, both for purposes of NASDAQ’s rule requiring that a majority of the Board of Directors consist of independent directors and its rules requiring the Audit Committee, Nominating and Governance Committee and Compensation Committee to be made up entirely of independent directors.
The Board of Directors has analyzed the independence of each director who served on the Board of Directors during 2018 and director nominee and determined that 11 of our 12 directors are independent. The following directors are independent within the meaning of the NASDAQ Listing Rules, and each is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director: Christopher R. Drahozal, Jack B. Evans, George D. Milligan, James W. Noyce, Mary K. Quass, Kyle D. Skogman, John-Paul E. Besong, Scott L. Carlton, Susan E. Voss, Sarah Fisher Gardial and Brenda K. Clancy. Randy A. Ramlo is not independent due to his employment by our Company.
In determining that Mr. Skogman is independent, the Board considered that the Company maintains a relationship with an insurance agency in which Mr. Skogman is a 25% owner. The services provided by us to this agency were in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers.

The value of the services provided by us to this agency represented an immaterial amount to each party and did not rise to the level requiring formal review and approval by the Board of Directors under its written policy regarding related party transactions. We expect to continue providing services to this agency in the future.
Qualifications, Skills and Diversity of Directors and Director Nominees
Our Nominating and Governance Committee, with input from our Chief Executive Officer, reviews and evaluates all director nominees, including incumbent nominees. The Nominating and Governance Committee and the Board of Directors seek qualified individuals who possess the minimum qualifications and the desirable qualities or skills described under the heading Director Nomination Process in this proxy statement.
All of our incumbent directors possess both the specific minimum qualifications and the desirable qualities or skills. The following charts reflect the diversity of our Board of Directors and the qualifications of each of the directors.

Summary of Director Diversity, Qualifications and Experience	John-Paul Besong	Scott Carlton	Brenda Clancy	Chris- topher Drahozal	Jack Evans	Sarah Fisher Gardial	George Milligan	James Noyce	Mary Quass	Randy Ramlo	Kyle Skogman	Susan Voss
Academia & Education (1)				X		X
Accounting (2)		X	X					X
Actuarial (3)								X
Senior Administration (4)	X	X	X		X	X	X	X	X	X	X
Business Operations (5)	X	X	X		X	X	X	X	X	X	X
Corporate Governance (6)	X	X	X	X	X		X	X	X	X	X	X
Finance & Capital (7)		X	X		X			X		X		X
Financial Statements (8)	X	X	X	X	X	X	X	X	X	X	X	X
Insurance Industry (9)			X				X	X		X		X
Investment (10)					X		X	X		X
Marketing (11)						X			X	X	X
Regulatory & Government (12)												X
Risk Management (13)		X	X				X	X		X
Technology & Systems (14)	X		X

(1)	Experience in academia and education is important because the disciplines of management, organization and research are relevant to our business.

(2)
Experience as head of an accounting department is important in understanding and evaluating our financial statements, managing our capital structure, and interacting with our independent public accounting firm.

(3)	Actuarial experience gives our directors a strong understanding of reserving, which is very important to our business, and in analyzing actuarial reports.

(4)	Experience as a senior administrator or head of a business is important for our directors in understanding our Company, managing human resources, and identifying and developing talent.

(5)	Experience with business operations helps our directors understand, develop, and assess our operating and business strategies.

(6)	Corporate governance experience supports our goals of having strong Board and management accountability, transparency and protection of shareholder interests.

(7)	Finance and capital allocation expertise is important in evaluating our financial statements and capital structure.

(8)	The ability to read and understand financial statements is important because it assists directors in understanding and overseeing our financial reporting and internal controls.

(9)	Insurance industry experience is important in understanding and reviewing our business and strategy.

(10)	Investment experience is important for our directors to be able to evaluate and review our investments, set investment policy, and understand our financial statements.

(11)	Marketing experience is important for our directors to be able to evaluate new market strategies and branding of our products.

(12)	Regulatory and government experience enhances our directors' ability to understand our highly regulated industry.

(13)	Risk management experience is necessary to understand and manage the risks that our company faces.

(14)
Technology and systems experience is important, as our business is dependent upon technology and we may face disruption of our operations and reputation due to unauthorized data access, cyber-attacks or cyber-terrorism and other security breaches.

Diversity
Our directors provide an effective mix of experience and fresh perspective, as shown on the following charts.

The average age is 62 as of December 31, 2018.    The average tenure is 12.6 years.

Attendance at Director and Shareholder Meetings
The full Board of Directors met five times during 2018. All of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees on which they served. Our Corporate Governance Guidelines require directors to attend our Annual Meeting. All directors serving at the time of the 2018 annual meeting of shareholders (the "2018 Annual Meeting") attended that meeting.
Director Retirement
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting.
Director Stock Ownership
We believe that non-employee directors should own and hold Company Common Stock to further align their interests and actions with the interests of our shareholders. Our Articles of Incorporation require that all of our directors own shares of Company Common Stock. The Board of Directors has adopted stock ownership guidelines indicating that each non-employee director should beneficially own at least 100 shares of Company Common Stock when he or she joins the Board of Directors and at least 5,000 shares of Company

Common Stock within five years of first being elected to the Board of Directors. A non-employee director shall not sell any shares of Company Common Stock received as a result of an award: (a) if the non-employee director has not met the stock ownership requirement; or (b) if the sale would cause the ownership of the non-employee director to fall below the stock ownership requirement.
Current beneficial stock ownership for each director can be found in the table under Security Ownership by Certain Beneficial Owners in this proxy statement.
Board Leadership Structure
Our Board of Directors is led by an independent Chairman who is responsible for providing guidance to our Chief Executive Officer, setting the agenda for Board meetings and presiding at all shareholder and director meetings. We also have an independent Vice Chairman who is responsible for presiding in the Chairman’s absence. Neither our Chairman nor our Vice Chairman serves as our Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for our Company and providing day-to-day leadership. We currently separate the roles of Chairman and Chief Executive Officer. We feel that this is the most appropriate leadership structure for our Board of Directors and executive management at this time because we recognize the benefits of separating the two roles to allow full utilization of the different skill sets required to most effectively and efficiently perform these functions to meet the needs of the Company. Our Board of Directors does not have a formal policy requiring the positions of Chairman and Chief Executive Officer to be separate, preferring instead to preserve the freedom to decide from time to time what is in the best interest of the Company. Our Board of Directors strongly endorses the concept of an independent director being in a position to lead our independent directors. If at any time neither our Chairman nor our Vice Chairman is an independent director, the independent directors serving at that time will elect an independent director to serve as lead director.
The Board of Directors has six standing committees: Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee. Only independent directors may serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee is governed by a written charter that is reviewed and approved annually by the applicable committee, the Nominating and Governance Committee, and the full Board of Directors. All committee charters are available for review either on our public website, http:// ir.ufginsurance.com by selecting Overview and then Governance Documents, or in paper form upon written request to: United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Risk Oversight by the Board of Directors
The Risk Management Committee’s charter requires it to assist the Board of Directors in identifying and evaluating risks inherent in our business and to oversee and review the significant policies, procedures, and practices employed to manage risks.
Enterprise Risk Management (“ERM”) is a methodology that helps us assess and manage our overall exposure to risk. In addition to our Risk Management Committee, we have an executive enterprise risk management committee (“executive ERM committee”) that consists of our President & Chief Executive Officer, Executive Vice President & Chief Operating Officer, Senior Vice President & Chief Financial Officer, Vice President & Chief Investment Officer, Vice President & Chief Claims Officer, Vice President—Corporate Marketing, Vice President & Chief Technology Officer, Vice President & Strategy Officer, Vice President & Corporate Underwriting Manager, Director of Internal Audit, and Corporate Safety Manager.
The executive ERM committee meets independently of the Risk Management Committee, with representatives from the Risk Management Committee in attendance. Members of the executive ERM committee are invited to attend and participate in meetings of the Risk Management Committee. During 2018, the executive ERM committee met on a quarterly basis to implement risk management strategies. During its meetings, the executive ERM committee discusses the risks that our Company faces and the controls that are in place to mitigate those risks, and identifies potential additional risks.
Collectively, the Risk Management Committee and the executive ERM committee have identified two broad categories of risk faced by our Company: insurance risk and operational risk. We employ a multi-disciplinary approach to risk identification and evaluation, analyzing risk from the point of view of claims, underwriting, finance, and investments. Types of insurance risks generally include, but are not limited to, those risks associated with catastrophes, loss reserving practices, underwriting practices, policy pricing, geographical concentrations of property insured, competition and business mix. Types of operational risks we face generally include, but are not limited to, those risks associated with the diversification and quality of our investments, information technology and cybersecurity, regulatory and legal compliance, business continuity planning, executive succession planning and the application of accounting policies and procedures.
ERM issues are also discussed during quarterly meetings of our full Board of Directors, where directors are updated on ERM issues and the ongoing efforts of the executive ERM committee and our Risk Management Committee. The work of our executive ERM committee, in conjunction with the Risk Management Committee and the Board of Directors, has led to the development of new tools, such as the CATography Underwriter™ tool, designed to aid in the evaluation and mitigation of our Company’s business risks.

In addition, certain Board committees oversee risk within their respective areas of responsibility. For example, the Audit Committee has been delegated with primary oversight of financial, accounting and securities related risk, and the Compensation Committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual risk assessment of such policies and practices. Together with the Audit Committee, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Clawback Policy
To further align management's interests with the interest of shareholders and support good governance practices, the Board of Directors has adopted a clawback policy applicable to incentive-based compensation to executive officers. In the event the Company is required to prepare an accounting restatement due to errors, omissions or fraud, the Board of Directors may direct the Company to recover from each of the executive officers the excess value received from any incentive award over the value actually earned based on the restated performance. Our Clawback Policy may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, http:// ir.ufginsurance.com, by selecting Overview, then Governance Documents and then Clawback Policy.
Anti-Hedging and Anti-Pledging Policy
Our policies do not permit our directors or executive officers, including our named executive officers, to "hedge" their ownership by: (a) trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s equity or debt securities; or (b) purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. Our Anti-Hedging Policy may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, http:// ir.ufginsurance.com, by selecting Overview, then Governance Documents and then Anti-Hedging Policy.
Chief Executive Officer Performance Evaluation
Representatives of the Executive Committee and Compensation Committee meet each year with our Chief Executive Officer Randy A. Ramlo to review his goals for the current year. During the year, the Executive Committee meets regularly with our Chief Executive Officer to review his performance. The Executive Committee and the Chair of the Compensation Committee annually review the performance of our Chief Executive Officer and assess his performance for that year. The Chief Executive Officer also meets with the Compensation Committee, which considers his performance for the year.
Code of Ethics
Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and employees. United Fire Group, Inc.’s Code of Ethics and Business Conduct may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, http:// ir.ufginsurance.com by selecting Overview, then Governance Documents and then Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct sets forth certain expectations of business conduct and identifies various violations of the code and establishes procedures regarding the reporting of such violations. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics and Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller.
Board Effectiveness Assessment and Evaluation Process
Our Nominating and Governance Committee conducts an annual survey of the directors to assess the effectiveness of our Board of Directors. The Nominating and Governance Committee reviews and considers the results of the survey, reports its findings to the Board of Directors and addresses any areas of concern. The committee also makes recommendations to the Board of Directors regarding our corporate governance practices. All standing committees of our Board of Directors also conduct annual self-assessments and report such self-assessments to the Board of Directors.
Director Compensation
We have designed the compensation of our non-employee directors to attract and retain qualified directors and to align directors’ interests with the interests of our shareholders. See Director Compensation in this proxy statement for a description of our directors’ compensation program and the fees paid to our non-employee directors during 2018.

Board Agendas and Meetings
Each year the Board of Directors establishes the dates of regularly scheduled meetings of the Board of Directors. The Chairman of the Board, working with our Chief Executive Officer and Committee Chairpersons, establishes agendas for each meeting of the Board of Directors and distributes the agendas in advance of each meeting. Each director may suggest agenda items. At each regular meeting of the Board of Directors, the Board receives reports of each of the Committees.
Executive Sessions of Independent Directors
The independent directors meet in executive session following each meeting of the Board of Directors. The Chairman of the Board presides at meetings of the independent directors. These sessions allow the independent directors to discuss topics without management present. Four executive sessions were held in 2018.
Access to Management and Independent Advisers
The independent directors have access to management and, as necessary and appropriate, to independent advisers.
Committees of the Board
The current membership of six standing committees of the Board of Directors is shown in the following table:

Director Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating and Governance Committee	Risk Management Committee
Executive Director
Randy A. Ramlo			M	M		M
Independent Directors
Jack B. Evans, Chairman	M		C	M	M
John-Paul E. Besong	M					M
Scott L. Carlton	F	M		C
Brenda K. Clancy	F	M				M
Christopher R. Drahozal	M		M			C
Sarah Fisher Gardial		M				M
George D. Milligan	M			M	M
James W. Noyce, Vice Chair	C, F	M	M		M
Mary K. Quass		C			M	M
Kyle D. Skogman	M		M	M	C
Susan E. Voss		M		M		M
M = Member | C = Chair | F = Audit Committee Financial Expert
Audit Committee
We have a separately designated standing Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is governed by a charter which requires that each member of the Audit Committee be an independent director. All of the members of the Audit Committee are independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that Messrs. Carlton and Noyce and Ms. Clancy each possess the skills necessary to qualify as audit committee financial experts as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act.
The Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent registered public accounting firm. The Audit Committee is also responsible for oversight of our internal audit function. The Audit Committee seeks to maintain free and open communications between the directors, the independent registered public accounting firm, the internal auditor and management. Other duties consist of reviewing recommendations by the internal auditor and the independent registered public accounting firm on accounting matters and internal controls; advising the Board of Directors on the scope of audits; reviewing our annual Consolidated Financial Statements and the accounting standards and principles followed;

and, if necessary, conducting independent inquiries. The Audit Committee met four times during 2018, including one time in a joint session with the Risk Management Committee and one continuing education meeting.
Compensation Committee
All of the members of our Compensation Committee are independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10C(a) of the Exchange Act. No Compensation Committee member is an employee or former employee of our Company, its subsidiaries or affiliates. With the exception of compensation for his or her service on the Board of Directors, no Compensation Committee member received any consulting, advisory, or other compensatory fee from us. No Compensation Committee member had any relationship that, in the opinion of the directors, would interfere with his or her exercise of independent judgment as a member of the committee.
Compensation Committee Interlocks and Insider Participation
During 2018, none of our executive officers served on the compensation committee (or its equivalent) or Board of Directors of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee. No Compensation Committee member had any relationship requiring disclosure under the heading Transactions with Related Persons in this proxy statement.
Responsibilities and Authority
The role of the Compensation Committee is to assist the Board of Directors in its' responsibilities relating to compensation of our senior executive officers and directors. The Compensation Committee oversees all aspects of the compensation of our executive officers and directors, including our director and management equity plans and deferred compensation plans, and other management incentive compensation programs. In overseeing those plans, the Compensation Committee may delegate authority to Company officers for day-to-day plan administration and interpretation. Management provides information to assist the committee regarding participation and award levels in the management plans. The Compensation Committee may not delegate authority for matters affecting the executive officers. The Compensation Committee’s primary processes with respect to compensation of our named executive officers can be found under the heading Compensation Discussion and Analysis in this proxy statement. During 2018, the Compensation Committee engaged the services of Frederic W. Cook & Co. ("FW Cook") as its independent outside compensation consultant to provide advice on executive and director compensation matters. For a discussion of the specific services provided by FW Cook, see Compensation Discussion and Analysis in this proxy statement. The Compensation Committee met five times during 2018.
Executive Committee
The Executive Committee meets during the intervals between Board of Directors’ meetings and has the right and authority to exercise the full powers of our Board of Directors, except where limited by law, or where responsibility and authority is reserved to the Board of Directors or vested in another committee of the Board of Directors. This committee also meets regularly with our Chief Executive Officer, participates with management in the development of our strategic initiatives, and monitors the implementation of these initiatives. In addition, the Executive Committee provides regular advice and counsel to management. The Executive Committee met five times during 2018.
Investment Committee
The Investment Committee develops and oversees the Investment Policies and Acquisition/Holding Investment Practices of the Company and its subsidiaries. In addition, it reviews the Company’s investments and the quality and performance of, and the risks related to, the Company’s investment portfolios. The Investment Committee meets regularly with our Chief Investment Officer and his staff. The Investment Committee met four times during 2018.
Nominating and Governance Committee
All of the members of our Nominating and Governance Committee are independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC. The Nominating and Governance Committee is responsible for reviewing all director nominees, including incumbents, and making recommendations of nominees to the entire Board of Directors. The committee is also responsible for assessing and reporting on nominee qualifications, making assessments of director independence, identifying and reviewing related person transactions, and other matters, including director education and succession planning. The Nominating and Governance Committee met four times during 2018.

Risk Management Committee
For a description of responsibilities and activities of the Risk Management Committee, see Risk Oversight by the Board of Directors in this proxy statement. During 2018, the Risk Management Committee met four times as a committee, including one time in a joint session with the Audit Committee, as we believe that both committees should be involved in addressing our Company’s risks.
Director Nomination Process
The Nominating and Governance Committee has adopted a written policy with regard to the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee evaluates candidates recommended by shareholders in the same manner as it evaluates other candidates. The committee seeks candidates with the following minimum qualifications:

•	Each candidate must be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

•
Each candidate must be an individual who has demonstrated integrity and ethics in the candidate’s personal, business, and professional life and has an established record of business and professional accomplishment.

•
Neither the candidate nor the candidate’s family members (as defined in the NASDAQ Listing Rules), affiliates or associates (as defined in Rule 405 promulgated under the Securities Act of 1933) shall have any material personal, financial, or professional interest in any present or potential competitor of ours.

•
Each candidate must, as a director, agree to participate fully in Board of Directors activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of which he or she is a member and not have other personal, business or professional commitments that would interfere with or limit his or her ability to do so.

•
Our Articles of Incorporation require that every director is also a shareholder. Each candidate must be willing to make, and financially capable of making, an investment in Company Common Stock as required by the non-employee director stock ownership guidelines adopted by our Board of Directors.

The Nominating and Governance Committee considers it very desirable for candidates to possess the following qualities or skills:

•
Each candidate should contribute to the Board of Directors' overall diversity, which is broadly construed to mean a variety of opinions, perspectives, personal experience, business experience, professional experience, and backgrounds (such as gender, race, and ethnicity), as well as other differentiating characteristics.

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among the directors.

•
Each candidate should possess professional, business, and personal experience and expertise relevant to the Company’s business. In this regard, the Nominating and Governance Committee will consider financial, management and business background, personal and educational background and experience, community leadership, independence and other qualifications, attributes and potential contributions.

The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board of Directors. The Nominating and Governance Committee selects and recommends each candidate to the Board of Directors each year based on its assessment of, among other things:

•	the candidate’s personal qualifications as discussed above;

•	the past and potential contributions of our current directors, and the value of continuity and prior experience on our Board of Directors;

•	the need for a director to possess particular attributes or particular experience or expertise; and

•	other factors that it considers relevant, including any specific qualifications the Nominating and Governance Committee adopts from time to time.
Any shareholder may recommend a person to be considered as a candidate or nominate one or more persons for election as a director of our Company. A shareholder who desires to make such a recommendation must comply with the same requirements applicable to director nominations set forth in Sections 8 and 9 of Article I of our Bylaws. Our Board of Directors encourages shareholders who wish to recommend candidates to the Nominating and Governance Committee to send their recommendations in writing addressed to the Nominating and Governance Committee, United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909 using the procedures discussed below.

Communicating with the Board of Directors
Concerns and Complaints
United Fire Group, Inc. has adopted a process for communicating with our Board of Directors or individual directors. To communicate with our Board of Directors or individual directors regarding issues of concern to or about our Company, access our website, http:// ir.ufginsurance.com, by selecting Investor Resources and then Concerns/Complaints, call toll free by telephone at 1-877-256-1056, or write to our Audit Committee at United Fire Group, Inc., Attention: Audit Committee Chair—Confidential, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Vice President, General Counsel and Corporate Secretary, Neal R. Scharmer, and Audit Committee Chair, James W. Noyce, are responsible for reviewing and reporting such communications to our Board of Directors and individual directors. If requested, and to the extent possible, all communications with our Board of Directors are kept strictly confidential.
Shareholder Proposals and Director Nominations for the 2020 Annual Meeting
To be eligible for inclusion in the proxy materials for the annual meeting of shareholders in 2020 (the "2020 Annual Meeting"), a shareholder proposal must be received by our Corporate Secretary by the close of business on December 4, 2019. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals must be delivered to our Corporate Secretary at United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at our 2020 Annual Meeting, or any director nomination for our 2020 Annual Meeting, must be received at our principal executive offices no earlier than the close of business on December 17, 2019 and no later than the close of business on January 16, 2020. Proposals and nominations must be delivered to our Chairman at United Fire Group, Inc., Attention: Chairman of the Board, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
According to our Articles of Incorporation, minority shareholders who collectively hold at least one-fifth of our outstanding Company Common Stock are entitled to nominate a proportionate number of directors as set forth in Article VII, Section 1(e) of our Articles of Incorporation. Shareholders nominating directors pursuant to this provision must also comply with the provisions of our Bylaws governing director nominations.
PROPOSAL ONE – ELECTION OF DIRECTORS
Our Articles of Incorporation require that our Board of Directors be divided into three classes, A, B and C, with one class elected at each Annual Meeting. The Board of Directors must consist of no more than fifteen and no less than nine members, with the exact number fixed by the Board of Directors. The membership of our Board of Directors is currently fixed at 12, divided among three classes, with each class consisting of four members. The four Class B directors identified in this proxy statement are to be elected at this year’s Annual Meeting.
Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated the following individuals for election to our Board of Directors this year.

Director Nominees
Directors (Class B) – Terms Expiring in 2019

Mr. Besong has a strong technical, business and management background, having previously held the position of Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, a Fortune 500 company based in Cedar Rapids, Iowa, that provides aviation electronics for both commercial and military aircraft. He was appointed Senior Vice President and Chief Information Officer in 2003, serving until 2015. Since 2015, Mr. Besong has served as a director of QCR Holdings, Inc. of Moline, Illinois, a multi-bank holding company. Mr. Besong is a strong community supporter and member of various industry and community boards. He serves on the board of directors of Lean Aerospace Initiative (LAI), Junior Achievement of Eastern Iowa (Cedar Rapids Area), Mercy Medical Center, Iowa Public Television Foundation and Technology Association of Iowa ("TAI") CIO Advisory Board, where he serves as a member and former chair of the executive board of TAI. Mr. Besong’s business background provides him with a very strong understanding of technological advances critical to the insurance industry. The Board of Directors believes that Mr. Besong’s qualifications to serve as director include his business acumen and distinguished management career as an officer and information technology expert of a Fortune 500 company.

John-Paul E. Besong
Age 65
Director since 2013

Mr. Noyce has a strong business, accounting and insurance industry background, with extensive public company experience. Before retiring, Mr. Noyce had nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer and Director of FBL Financial Group, Inc. (“FBL”), an insurance holding company headquartered in West Des Moines, Iowa. While at FBL, Mr. Noyce served as Chief Executive Officer and Director (2007-2009), Chief Financial Officer (1996-2007), and Chief Administrative Officer (2002-2007). From January 2000 to July 2002 he was Executive Vice President and General Manager of the property casualty companies managed by FBL. Mr. Noyce began his employment with FBL and its affiliates in 1985. From January to May 2016, Mr. Noyce served as Interim CEO of the Greater Des Moines YMCA while the organization performed a search for a permanent CEO. Since 2009, Mr. Noyce has served as a director of West Bancorporation, Inc. of West Des Moines, Iowa, a bank holding company, and was named Board Chairman in April 2018. Mr. Noyce has held or still holds numerous professional certifications and designations including certified public accountant; Fellow, Casualty Actuarial Society; Associate, Society of Actuaries; Fellow, Life Management Institute; and Member, American Academy of Actuaries. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and was inducted into the American Institute of Certified Public Accountants’ Business and Industry Hall of Fame in 2007.

James W. Noyce
Age 63
Director since 2009

Ms. Quass is President and Chief Executive Officer of NRG Media, LLC, headquartered in Cedar Rapids, Iowa, a position that she has held since 2005. NRG Media, LLC is a broadcast group consisting of 42 analog radio stations and 20 digital streaming radio stations in the Midwest. Ms. Quass also serves on the board of directors for Van Meter Inc., a distributor of electrical and mechanical supplies, services and solutions in Cedar Rapids, Iowa, and the Cedar Rapids, Iowa, region of U.S. Bank. Ms. Quass’ service extends to community boards as Chair for Mercy Medical Center in Cedar Rapids, Iowa and Trustee of United Way East Central Iowa. Ms. Quass is involved in professional organizations including service on the Board of Directors and Executive Committee of the National Association of Broadcasters and the Radio Advertising Bureau Executive Committee, and as Treasurer of the QMac IBA Foundation and past Chair of the Iowa Broadcasters Association. Ms. Quass has been recognized by the broadcast industry as one of the 40 Most Powerful Broadcasters (2005-2010). In 2017, Ms. Quass was recognized by the Radio Industry, receiving the Radio Wayne "Americas Best Broadcaster Award and MIW Trailblazer Award given to Outstanding Women leaders. Ms. Quass has a very strong understanding of the insurance industry in general and our business operations in particular due to her service on our Board of Directors.

Mary K. Quass
Age 68
Director since 1998

Mr. Skogman possesses a strong business background. Since 1990, he has served as President of Skogman Construction Co. of Iowa, a company that specializes in residential construction and real estate sales, primarily in Cedar Rapids, Iowa. Skogman Homes has built over 6,200 homes since Mr. Skogman became President. Mr. Skogman also owns an interest in a property-casualty insurance agency. He was inducted into the Cedar Rapids Area Homebuilders Association Hall of Fame in 2008. He serves on the Board of Directors of the National Czech and Slovak Museum and Mercy Medical Center in Cedar Rapids, Iowa.

Kyle D. Skogman
Age 68
Director since 2000
Vote Required and Board Recommendation
Directors in uncontested elections are elected by a majority vote of the shares, represented either in person or by proxy, and entitled to vote in the election at the Annual Meeting at which a quorum is present. In tabulating the voting results for the election of directors, “FOR” votes are counted in favor of the election of a director, and “AGAINST” votes are counted against the election of a director. Abstentions will have the same effect as a vote against the director.
The Board of Directors recommends a vote FOR the election to the Board of each of the four director nominees identified in this proxy statement.
Continuing Directors
The following individuals are continuing members of our Board of Directors who are not up for election at the Annual Meeting.
Directors (Class A) – Terms Expiring in 2020

Mr. Carlton has a strong international business background and extensive experience within the finance and accounting functions in a global public company. He is currently the President of Tokai Carbon GE LLC, the US subsidiary of Tokai Carbon, a global leader in carbon-based materials, a position he has held since 2017. Prior to this position, Mr. Carlton was the President of SGL Carbon LLC for 10 years, leading a subsidiary of SGL Group-The Carbon Company, a leading worldwide manufacturer of carbon-based products. From 2002 until 2007, Mr. Carlton served as Vice President of Finance and Controlling for the largest business unit of SGL Carbon Group, and in that capacity was responsible for the controlling, finance and accounting functions. Since beginning his career with SGL Carbon Group in 1994, Mr. Carlton has worked in a variety of accounting and financial positions at various locations within and outside of the US. Mr. Carlton holds a bachelors degree in financial management, a masters of business administration degree and completed the Senior Executive Education Program at the London Business School. Mr. Carlton also has insurance experience on both a domestic and international scale. He is also a director of the Carolina chapter of the National Association of Corporate Directors (“NACD”) and is a registered NACD Governance Fellow. Mr. Carlton serves on the board of E4 Carolinas of Charlotte, North Carolina. Mr. Carlton is a first cousin by marriage to Mr. Drahozal, another director of the Company.

Scott L. Carlton
Age 50
Director since 2012

Ms. Clancy has a wealth of valuable experience in the insurance industry, having most recently served as the Global Chief Technology Officer for AEGON N.V. ("AEGON") (2013-2016), which is a multinational life insurance, pensions and asset management company headquartered in The Hague, Netherlands. AEGON is a parent company of Transamerica Corporation, an American holding company for various life insurance companies and investment firms doing business primarily in the United States, offering life and supplemental health insurance, investments, and retirement services. Throughout her 40-year career with AEGON, Ms. Clancy held numerous financial leadership positions including President of Transamerica Life Insurance Company (2008-2016), Executive Vice President and Chief Operating Officer of Transamerica Life Insurance Company (2004-2008), Senior Vice President, Information & Finance and Treasurer of Life Investors Insurance Co. of America (1997-2004), and Vice President and Controller of Life Investors Insurance Co. of America (1992-1997). She was actively involved in all major acquisitions, strategy development, change initiatives and business integration. Ms. Clancy is currently a Director for UnityPoint Health, a nonprofit healthcare organization operating in Iowa, Illinois and Wisconsin.

Brenda K. Clancy
Age 64
Director since 2016

Mr. Ramlo has served as our President and Chief Executive Officer since May 2007. He previously served as Chief Operating Officer (2006-2007), as Executive Vice President (2004-2007), and as Vice President, Fidelity and Surety (2001-2004). Mr. Ramlo has been with the Company since 1984 and has a very strong knowledge of our business and the insurance industry. He holds numerous professional insurance designations, including Chartered Property and Casualty Underwriter, Associate in Fidelity and Surety Bonding, Associate in Management and Associate in Risk Management. Mr. Ramlo is a long-time community leader and supporter, with service to many diverse organizations. He serves as a director of Cedar Rapids Metro Economic Alliance, an economic development organization, a member of the board of trustees of the Cedar Rapids Public Library, a member of the University of Northern Iowa School of Business Executive Advisory Board, a trustee on the Iowa College Foundation Board and a trustee of the Eastern Iowa Branch of the Juvenile Diabetes Research Foundation International.

Randy A. Ramlo
Age 57
Director since 2008

Susan E. Voss joined American Enterprise Group, Inc. as its Vice President and General Counsel in November 2013. Headquartered in Des Moines, Iowa, American Enterprise Group provides personal and customized health and life insurance solutions for individuals, families and small business owners. In 2019, Voss became VP of Government Relations. Prior to joining American Enterprise Group, Inc., Ms. Voss had her own consulting firm in 2013, Voss Consulting, LLC, which provided consulting and expert witness services in the areas of insurance and financial product regulation and compliance issues. Before Voss Consulting, Ms. Voss worked in Iowa state government for 31 years, the last 20 of which were spent with the Iowa Insurance Division. In 2005 she was appointed by then-Governor Tom Vilsack to serve as Iowa Insurance Commissioner, a position she held until 2013. Ms. Voss was elected by her peers as an officer of the National Association of Insurance Commissioners (“NAIC”) in 2007 and served as its President in 2011. During her time as Iowa Insurance Commissioner and her tenure with the NAIC, Ms. Voss served on a number of NAIC committees including: Market Conduct and Regulation Committee (which she chaired from 2005 to 2006), the Principles-Based Reserving Working Group (which she chaired in 2012), International Insurance Committee (which she chaired in 2012), Life and Annuities Committee, Financial Condition Committee and Financial Regulation Standards and Accreditation Committee.

Susan E. Voss
Age 63
Director since 2014

Directors (Class C) – Terms Expiring in 2021

Mr. Drahozal is an internationally known legal scholar. He is the John M. Rounds Professor of Law and Associate Dean for Research and Faculty Development at the University of Kansas School of Law in Lawrence, Kansas, where he has taught since 1994. During Fall 2015 and Fall 2018 he was the Mason Ladd Distinguished Visiting Professor of Law at the University of Iowa College of Law. He is on the Board of Directors of The McIntyre Foundation and of Arbitrator Intelligence, Inc., a nonprofit working to enhance transparency, fairness, and accountability in the selection of international arbitrators. From 2012 to 2016, Mr. Drahozal served as special advisor to the Consumer Financial Protection Bureau, a government agency headquartered in Washington, D.C., on matters related to the use of arbitration clauses in consumer financial services contracts. Prior to teaching, Mr. Drahozal was in private law practice in Washington, D.C., and served as a law clerk for the Iran-U.S. Claims Tribunal, the United States Court of Appeals for the Fifth Circuit and the United States Supreme Court. Mr. Drahozal is a first cousin by marriage to Mr. Carlton, another director of the Company.

Christopher R. Drahozal
Age 57
Director since 1997

Mr. Evans became Chairman of our Board of Directors in October 2009. He has served as a director since 1995 and as Vice Chairman from 1997-2009. Mr. Evans has a very strong business background and currently holds the position of Chairman of The Hall-Perrine Foundation since December 2018, a private philanthropic corporation located in Cedar Rapids, Iowa. He has held the position of President from 1996 to 2018. From 1993 to 1995, he served as President of SCI Financial Group, a regional financial services firm located in Cedar Rapids, Iowa that provided brokerage, insurance and related services to its clients. Mr. Evans has extensive experience with public companies. He has served on the Board of Trustees of registered investment companies in the Nuveen Mutual Funds complex since 1999. He has served as a director of Alliant Energy Corporation of Madison, Wisconsin, a utility company, and as a director of the Federal Reserve Bank of Chicago. Mr. Evans is also a former member of the Iowa Board of Regents, which oversees the state’s public university system. As a long-serving director of our Company, Mr. Evans has gained broad knowledge of the insurance industry generally and our Company in particular.

Jack B. Evans
Age 70
Director since 1995

Dr. Gardial is Dean for the Henry B. Tippie College of Business at the University of Iowa in Iowa City, Iowa, occupying this role since 2012. Previously, Ms. Gardial served as the Vice Provost for Faculty Affairs at the University of Tennessee (2008-2012). She also held the Beaman Professorship at the University of Tennessee (2006-2012). She has a strong background in business, having taught business principles at the collegiate level for over 30 years. The Board of Directors believes that Dr. Gardial’s qualifications to serve as director include her vast business acumen, especially regarding the growth and improvement of marketing principles and customer value. Dr. Gardial has served on the board of Learning Tree International, Inc. since July 2018. Dr. Gardial also serves as a member of the Board of Directors of University of Iowa Community Credit Union.

Sarah Fisher Gardial
Age 61
Director since 2016

Mr. Milligan has a strong business background, with service since 1985 as President of The Graham Group, Inc., of Des Moines, Iowa. The Graham Group, Inc. consists of a real estate firm specializing in developing office buildings and a construction firm specializing in constructing hospital facilities. Since 2005, Mr. Milligan has also served as a director of West Bancorporation, Inc. of West Des Moines, Iowa, a bank holding company. Mr. Milligan serves as a director on the loan committee and nominating and governance committee of the West Bancorporation, Inc. Board of Directors. Mr. Milligan previously served as director of Allied Life Insurance Company. Mr. Milligan is a long-time community leader and supporter, being active with the Boy Scouts of America, the Dowling Foundation, and the Variety Club of Iowa.

George D. Milligan
Age 62
Director since 1999
PROPOSAL TWO – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Information About Our Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2019 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives from Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate shareholder questions. Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Articles of Incorporation, Bylaws or otherwise, the Board of Directors is seeking ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm.
Fees Billed to United Fire Group, Inc. During 2018 and 2017
The following table represents the total fees billed for services rendered to us by Ernst & Young LLP for the fiscal years ended December 31, 2018, and December 31, 2017, respectively:

Services	2018 Fees ($)	2017 Fees ($)
Audit (1)	1,288,000	1,436,285
Audit-Related (2)	—	—
Tax (3)	204,495	136,965
All Other (4)	—	—
Total Fees	1,492,495	1,573,250

(1)
Audit Fees. “Audit” fees consist of fees for professional services rendered for the audit of United Fire Group, Inc.’s Consolidated Financial Statements and internal control over financial reporting, review of the interim Consolidated Financial Statements included in quarterly reports, services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, and services that generally only the independent registered public accounting firm can reasonably provide.

(2)
Audit-Related Fees. “Audit-Related” fees consist of fees for assurance and related services that are traditionally performed by the independent registered public accounting firm and are reasonably related to the performance of the audit or the review of our financial statements, but are not reported as “Audit” fees.

(3)	Tax Fees. Tax fees billed to us by Ernst & Young LLP in 2018 and 2017 related to tax compliance, tax advice, or tax planning services rendered to us.

(4)	All Other Fees. During 2018 and 2017, there were no fees billed to us by Ernst & Young LLP for any professional services rendered other than those described above.

Audit Committee Pre-Approval
The Audit Committee of our Board of Directors is governed by a charter that requires the Audit Committee to appoint, evaluate, and oversee our independent registered public accounting firm. As part of its responsibilities, the Audit Committee reviews and approves the provision of all audit and non-audit services for the purpose of assuring the independence of our independent auditors. The Audit Committee pre-approved all of the services provided and the fees charged by Ernst & Young LLP during 2018 and 2017.
Vote Required and Board Recommendation
Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the ratification of the appointment of Ernst & Young LLP, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted as votes cast.
The Audit Committee and the Board of Directors recommend a vote FOR ratification of the Audit Committee’s appointment of Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for 2019.
Report of the Audit Committee*
February 2019
The Audit Committee reviews United Fire Group, Inc.’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In accordance with standards established by the Public Company Accounting Oversight Board (United States), Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an audit of United Fire Group, Inc.’s Consolidated Financial Statements, assessing the effectiveness of United Fire Group, Inc.’s internal control over financial reporting and issuing reports thereon. The Audit Committee monitors these processes. The Audit Committee consists entirely of independent directors and operates pursuant to a charter adopted by it and by the Board of Directors. The Audit Committee met four times during 2018.
The Audit Committee has:

•	reviewed and discussed the audited Consolidated Financial Statements with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•
received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	discussed with the independent auditors, the auditors' independence.
The Audit Committee has discussed with United Fire Group, Inc.’s internal auditor and with Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and Ernst & Young LLP both with and without management present, to discuss the results of their examinations, the evaluations of United Fire Group, Inc.’s internal controls and the overall quality of United Fire Group, Inc.’s financial reporting process.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited Consolidated Financial Statements be included in United Fire Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Audit Committee appointed Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for the year ending December 31, 2019 and recommends that the shareholders ratify the appointment.

Audit Committee Members
James W. Noyce, Chair
John-Paul E. Besong
Scott L. Carlton
Brenda K. Clancy
Christopher R. Drahozal
Jack B. Evans
George D. Milligan
Kyle D. Skogman

*
This Report of the Audit Committee is not “soliciting material” and is not deemed “filed” with the SEC. The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include this report unless such report is specifically stated to be incorporated by reference into such document.

PROPOSAL THREE – SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Say-On-Pay Advisory Vote
As required pursuant to Section 14A of the Exchange Act, shareholders have the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers (“Say-on-Pay Vote”). Our Board of Directors is committed to corporate governance best practices and recognizes the interest of shareholders in executive compensation matters. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will review the voting results and consider the constructive feedback obtained through the shareholder advisory vote in making decisions about future compensation arrangements for our named executive officers.
Based on the voting results of the 2017 Annual Meeting with respect to the frequency of future Say-on-Pay votes, the Board had decided to include a Say-on-Pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future Say-on-Pay votes.
As discussed in Compensation Discussion and Analysis in this proxy statement, the Board of Directors believes that our current executive compensation program directly links executive compensation to our Company’s performance and aligns the interests of our named executive officers with those of our shareholders. For example:

•	Our executive compensation program encourages executive decision-making that is aligned with the long-term interests of our shareholders;

•	Bonuses and performance stock unit awards for named executive officers are tied to specific performance goals;

•	We encourage long-term stock ownership by our executive officers with award features such as time-based vesting;

•	We have adopted stock ownership guidelines for our executive officers; and

•	Our compensation uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking.
The Board of Directors believes that United Fire Group, Inc.’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section of this proxy statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution: “RESOLVED, that the compensation paid to United Fire Group, Inc.’s named executive officers as described in the proxy statement under Executive Compensation, including the Compensation Discussion and Analysis section, the compensation tables and other narrative disclosure, contained therein, is hereby APPROVED.”

Vote Required and Board Recommendation
Approval of the resolution regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the resolution regarding executive compensation, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted as votes cast.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of March 18, 2019, with respect to persons known to us to beneficially own more than five percent of the Company Common Stock, based solely on our review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and dispositive power over the shares beneficially owned:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
Common	Dee Ann McIntyre 1218 Bishops Lodge Rd Santa Fe NM 87501-1099	2,997,102	(1)	11.9%
Common	BlackRock, Inc. 55 East 52nd St New York NY 10055	2,949,540	(2)	11.7%
Common	The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	2,167,789	(3)	8.6%
Common	Dimensional Fund Advisors LP 6300 Bee Cave Rd Austin TX 78746	2,102,872	(4)	8.4%
Common	EARNEST Partners LLC 1180 Peachtree St NE Ste 2300 Atlanta GA 30309	1,431,950	(5)	5.7%

(1)
Based on a Schedule 13G (Amendment No. 7) filed with the SEC on February 14, 2019, the number of securities beneficially owned by Mrs. McIntyre as of December 31, 2018 includes: 2,525,239 shares for which Mrs. McIntyre holds sole voting and dispositive power, and 471,863 shares for which Mrs. McIntyre holds shared voting and dispositive power.

(2)
Based on a Schedule 13G (Amendment No. 10) filed with the SEC on January 31, 2019, the number of securities beneficially owned by BlackRock, Inc. as of December 31, 2018 includes: 2,901,572 shares for which it holds sole voting power and 2,949,540 shares for which it holds sole dispositive power.

(3)
Based on a Schedule 13G (Amendment No. 4) filed with the SEC on February 11, 2019, the number of securities beneficially owned by The Vanguard Group as of December 31, 2018 includes: 22,895 shares for which it holds sole voting power, 4,820 shares for which is holds shared voting power, 2,142,074 shares for which it holds sole dispositive power and 25,715 shares for which it holds shared dispositive power.

(4)
Based on a Schedule 13G (Amendment No. 10) filed with the SEC on February 8, 2019, the number of securities beneficially owned by Dimensional Fund Advisors LP as of December 31, 2018 includes: 2,050,747 shares for which it holds sole voting power and 2,102,872 shares for which it holds sole dispositive power.

(5)
Based on a Schedule 13G (Amendment No. 17) filed with the SEC on February 14, 2019, the number of securities beneficially owned by EARNEST Partners, LLC as of December 31, 2018 includes: 289,769 shares for which it holds sole voting power, 99,208 shares for which it holds shared voting power and 1,431,950 shares for which it holds sole dispositive power.

Security Ownership of Management
The following table sets forth certain information regarding the beneficial ownership of our Company Common Stock as of March 18, 2019, with respect to each of our directors, director nominees, named executive officers and all of our directors and executive officers as a group. As of March 18, 2019, we had 25,166,372 shares of Company Common Stock outstanding. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and dispositive power over the shares beneficially owned:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#) (1)		Percent of Common Stock Outstanding (%)
John-Paul E. Besong	10,448	(2)	*
Scott L. Carlton	124,662	(3)	*
Brenda K. Clancy	2,631	(4)	*
Christopher R. Drahozal	886,173	(5)	3.52
Barrie W. Ernst	51,966	(6)	0.21
Jack B. Evans	59,386	(7)	*
Sarah Fisher Gardial	3,982	(8)	*
Dawn M. Jaffray	11,236	(9)	0.04
George D. Milligan	38,637	(10)	*
James W. Noyce	17,055	(11)	*
Mary K. Quass	26,136	(12)	*
Randy A. Ramlo	189,561	(13)	0.75
Neal R. Scharmer	35,156	(14)	0.14
Kyle D. Skogman	37,486	(15)	*
Susan E. Voss	6,783	(16)	*
Michael T. Wilkins	94,518	(17)	0.38
All other executive officers (includes two persons)	79,109	(18)	0.31
All directors and executive officers as a group	1,674,925		6.66

*	Represents less than 1% of the issued and outstanding shares of Company Common Stock as of March 18, 2019.

(1)
The inclusion in this table of any shares shown as beneficially owned does not constitute admission of beneficial ownership. None of the shares disclosed in the table are pledged as security. In computing the number of shares of Company Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares Company Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days from March 18, 2019, and Company Common Stock issuable upon the vesting of restricted stock units ("RSU") within 60 days from March 18, 2019, to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Includes 8,693 shares owned individually by Mr. Besong and stock options for 1,755 shares that are exercisable by Mr. Besong on or before 60 days from March 18, 2019.

(3)	Includes 83,422 shares owned individually by Mr. Carlton and 41,240 shares owned in accounts for the benefit of Mr. Carlton’s children.

(4)	Includes 2,631 shares owned individually by Ms. Clancy.

(5)
Includes 29,612 shares owned individually by Mr. Drahozal, 243,086 shares owned individually by Mr. Drahozal’s wife, 74,714 shares owned in accounts for the benefit of Mr. Drahozal’s children, 471,863 shares owned by The McIntyre Foundation, of which Mr. Drahozal and his wife serve as directors, and 66,898 shares owned by the J. Scott McIntyre Trust FBO the Kaye Drahozal Family, of which Mr. Drahozal and his wife serve as co-trustees.

(6)
Includes 6,893 shares owned individually by Mr. Ernst, 7,606 shares owned in a Company 401(k) account for Mr. Ernst’s benefit, 1,178 shares held individually by Mr. Ernst’s wife, and stock options for 36,289 shares that are exercisable by Mr. Ernst on or before 60 days from March 18, 2019.

(7)
Includes 49,232 shares owned individually by Mr. Evans, 2,000 shares held in a 401(k) account for Mr. Evan’s benefit, 3,674 shares held in an individual retirement account for Mr. Evans’ benefit, 2,024 shares held in an IRA account for the benefit of Mr. Evans’ wife, and stock options for 2,456 shares that are exercisable by Mr. Evans on or before 60 days from March 18, 2019.

(8)	Includes 3,982 shares owned individually by Ms. Gardial.

(9)	Includes 1,176 shares owned individually by Ms. Jaffray and stock options for 10,060 shares that are exercisable by Ms. Jaffray on or before 60 days from March 18, 2019.

(10)	Includes 36,882 shares owned individually by Mr. Milligan and stock options for 1,755 shares that are exercisable by Mr. Milligan on or before 60 days from March 18, 2019.

(11)
Includes 11,655 shares owned individually by Mr. Noyce, 1,500 shares held in a trust account for Mr. Noyce’s wife, and stock options for 3,900 shares that are exercisable by Mr. Noyce on or before 60 days from March 18, 2019.

(12)	Includes 16,782 shares owned individually by Ms. Quass and stock options for 9,354 shares that are exercisable by Ms. Quass on or before 60 days from March 18, 2019.

(13)
Includes 29,690 shares owned individually by Mr. Ramlo, 391 shares owned individually by Mr. Ramlo’s wife, 2,203 shares owned by a Company 401(k) account for Mr. Ramlo’s benefit; and stock options for 157,277 shares that are exercisable by Mr. Ramlo on or before 60 days from March 18, 2019.

(14)
Includes 7,843 shares owned individually by Mr. Scharmer, 2,723 shares held in a Company 401(k) account for Mr. Scharmer’s benefit, and stock options for 24,590 shares that are exercisable by Mr. Scharmer on or before 60 days from March 18, 2019.

(15)
Includes 27,391 shares owned individually by Mr. Skogman, 5,650 shares owned by Mr. Skogman’s wife, and stock options for 4,445 shares that are exercisable by Mr. Skogman on or before 60 days from March 18, 2019.

(16)	Includes 6,783 shares owned individually by Ms. Voss.

(17)
Includes 19,211 shares owned individually by Mr. Wilkins, 2,799 shares held in a Company 401(k) account for Mr. Wilkins’s benefit, and stock options for 72,508 shares that are exercisable by Mr. Wilkins on or before 60 days from March 18, 2019.

(18)
Includes 11,579 shares owned individually by the executive officers not otherwise named, 6,488 shares held in a Company 401(k) account for the benefit of the executive officers not otherwise named, and stock options for 61,042 shares that are exercisable by the executive officers not otherwise named on or before 60 days from March 18, 2019.

Equity Compensation Plan Information
The United Fire Group, Inc. Stock Plan authorizes the Board of Directors to grant stock options and other stock awards to employees of the Company or its subsidiaries and affiliates, with 3,400,000 shares initially reserved for such awards and 890,857 shares remaining available for future issuance at December 31, 2018.
The 2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan authorizes the Board of Directors to grant stock options and restricted stock to non-employee directors, with 300,000 shares initially reserved for such awards and 49,163 shares remaining available for future issuance at December 31, 2018.
The following table shows information, as of December 31, 2018, regarding shares of Company Common Stock authorized for issuance under our equity compensation plans.
Equity Compensation Plan Information – 2018

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,167,273	(2)	33.24	940,020	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	1,167,273			940,020

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding PSUs or RSUs that have no exercise price.

(2)	Includes 897,903 stock options, 204,739 RSUs, and 64,631 PSUs (assuming probable achievement estimated as of December 31, 2018).

(3)
Includes 890,857 shares available for issuance under the United Fire Group, Inc. Stock Plan and 49,163 shares available for issuance under the 2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities with the SEC. SEC regulations require us to identify in this proxy statement any Reporting Person who failed to timely file a report during the most recent calendar year. Based solely on our review of copies of reports filed under Section 16(a) and written representations made to us by Reporting Persons, we believe that all applicable filing requirements were complied with for the fiscal year ended December 31, 2018.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee of our Board of Directors is responsible for developing the philosophy and structure of the compensation program for our named executive officers and recommends compensation levels to our Board of Directors for approval. This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2018 and our executive compensation philosophy and structure.
Executive Overview
Company Performance
Below is a brief summary of our fiscal year 2018 financial performance. The numbers below are presented according to U.S. Generally Accepted Accounting Principles ("GAAP"). The combined ratio is the property and casualty industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss. In 2018, we produced a GAAP combined ratio of 104.0% (99.5% excluding catastrophe losses).
In addition to our combined ratio results, other notable activity included the following:

•	Our return-on-equity decreased to 3.0% in 2018 from 5.3% in 2017.

•	Our net income decreased to $27.7 million in 2018 from $51.0 million in 2017.

•	Our catastrophe losses decreased to $46.7 million in 2018 from $74.0 million in 2017.

•	The book value of our common stock decreased to $35.40 in 2018 from $39.06 in 2017.
During 2018, our results were impacted by an increase in severity of losses in both our commercial auto and our general liability line of business from auto related claims. This was due to several factors, including a trend toward higher jury awards.
Capital Management
In 2018, we declared and paid cash dividends of $4.21 per share to shareholders. We have paid a quarterly dividend every quarter since March 1968. In 2018, we also repurchased 120,372 shares of our Company Common Stock at an average cost of $44.90 per share and a total cost of $5.4 million. We are authorized by our Board of Directors to purchase an additional 2,116,200 shares of Company Common Stock under our current share repurchase program, which expires in August 2020. The amount and timing of any future repurchases will be at management’s discretion.
Consideration of Say-on-Pay Results
In 2018, approximately 98% of our shareholders who voted on the “say-on-pay” proposal at our 2018 Annual Meeting approved the compensation of our named executive officers as described in our 2018 proxy statement. The Compensation Committee carefully considered the results of this advisory, non-binding shareholder vote and did not implement any changes to the compensation programs for our named executive officers as a result of the shareholder vote.
Pay-For-Performance
Absolute Pay-TSR Alignment
The following chart demonstrates the alignment between total shareholder return ("TSR") and the compensation of our CEO for the last five calendar years. We believe the chart illustrates the correlation between changes in the Company's TSR and the CEO's compensation, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of shareholders and long-term value creation.

(1)
"CEO Pay" means the sum of salary, bonus, non-equity incentive plan awards, stock awards, option awards, change in pension value and non-qualified deferred compensation earnings, together with all other compensation, as reported in the Summary Compensation

Table for our CEO for the applicable year. CEO Pay for 2017 reflects two LTIP grants: one based on 2016 performance; and the other forward-looking. Prior to 2017, equity compensation was granted at the beginning of each fiscal year based on the prior year's Adjusted ROE performance. The equity grants that occurred in February 2017 related to 2016 performance, and under the SEC disclosure rules, these grants are reflected as compensation in the year of grant rather than the year in which performance was measured. The February 2017 grants had a grant date fair value of $379,967.

(2)
The value of "Indexed TSR" at each year-end shown above is based on the then-current value of an assumed $100 investment in Company Common Stock on December 31, 2013, and reflects changes in stock price and assumes that dividends paid to shareholders are reinvested in Company Common Stock on the date paid.

Compensation and Benefits Philosophy
When determining the compensation levels for our named executive officers, the Compensation Committee considers the following principles:

•
Performance. The Compensation Committee has tied the compensation of our named executive officers to the Company’s achievement of pre-established performance goals. The Compensation Committee considers the individual’s contribution to Company performance and, where applicable, to the performance of his or her functional area. The Compensation Committee and Board of Directors believe that tying each named executive officer’s compensation to the achievement of pre-established performance goals creates an incentive for the executive to achieve the Company’s objectives and further align his or her interests with our shareholders.

•
Fairness and Reasonableness. We strive to provide compensation and benefit programs that are fair and competitive with our industry peers, while reasonably rewarding our named executive officers for their service relative to performance.

•
Cost. We strive to provide appropriate incentives and motivation to our named executive officers that will continue to increase value to our shareholders by designing compensation programs that we believe are cost-effective and affordable.

Benchmarking
The Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook") as an independent compensation consultant to assist it in analyzing our comparison group and evaluating the competitiveness and design of our compensation program for our named executive officers. The Compensation Committee used FW Cook’s Top Officer Competitive Compensation Analysis ("Analysis") to evaluate the reasonableness of 2018 salary recommendations for our named executive officers. As described below, FW Cook’s Analysis used both comparison group data and published survey data. The Compensation Committee identified the 19-company comparison group to evaluate 2018 compensation decisions, based upon the recommendations of FW Cook.
Companies included in the comparison group met the following criteria:

•	Industry group: property and casualty, life and health, and multi-line insurance carriers;

•	Revenues between $375 million and $3.5 billion;

•	Market capitalization between $275 million and $4.5 billion; and

•
Meets one of the following criteria: (a) prior comparison company; (b) included in the Institutional Shareholder Services ("ISS") peer group in its 2017 proxy analysis; or (c) names United Fire Group, Inc. as a comparison company.

The following 19 companies were included in the 2018 comparison group used to assist with setting 2018 target compensation. This was the same peer group that was used to evaluate 2017 compensation decisions except for the addition noted below and the deletion of National Interstate Corporation and MBIA Inc. due to not meeting the criteria identified above.

2018 Comparison Group

•	Amerisafe, Inc.	•	Navigators Group Inc.
•	Argo Group International Holdings Ltd	•	OneBeacon Insurance Group
•	Donegal Group Inc.	•	ProAssurance Corporation
•	EMC Insurance Group Inc.	•	RLI Corporation
•	Employers Holdings Inc.	•	Safety Insurance Group Inc.
•	FBL Financial Group Inc.	•	Selective Insurance Group Inc.
•	Horace Mann Educators Corporation	•	State Auto Financial Corporation
•	Infinity Property & Casualty Corporation	•	Stewart Information Services
•	Kemper Corporation	•	Universal Insurance Holdings, Inc. #
•	National General Holdings Corporation
(#)    Addition to comparison group from 2017.
In addition to comparison group data, the FW Cook Analysis also utilized data from Ward Group® Property & Casualty Insurance—US Survey, a published third-party compensation survey in which the Company participates.
FW Cook's Analysis compared the total direct compensation of our named executive officers to the average of median market data from the comparison group and the industry survey data. While the Compensation Committee reviewed FW Cook's Analysis to evaluate the market competitiveness of the compensation program, the Compensation Committee also considered a number of other factors in evaluating the 2018 overall compensation of our named executive officers. These other factors included: (a) the Company’s recent performance; (b) the executive’s experience, responsibilities and role in Company culture; (c) our existing compensation structure; and (d) the relationship in compensation between our named executive officers and our other employees.
Risk Considerations
We believe that the design and objectives of our compensation program for named executive officers provides an appropriate balance of fixed compensation (base salary) and at-risk compensation (incentives). Total direct compensation of our named executive officers is intended to provide a balanced program that encourages the named executive officers to take appropriate risks aimed at improving Company performance and enhancing long-term shareholder value, while avoiding inappropriate risks. In this regard, our compensation program for named executive officers includes, among other things, the following design features:

•	a balanced mix of cash-based and equity-based compensation;

•	a balanced mix of short-term and long-term incentives;

•	variable compensation based on a variety of performance goals;

•	threshold performance goals that must be achieved to earn incentives;

•	time-based vesting requirements for equity-based compensation; and

•	stock ownership guidelines.
After reviewing our Company's compensation plans applicable to all employees, we have determined that none of these plans create risks that would have a material adverse effect on the Company.
Annual Compensation Process
Role of Management
Our Chief Executive Officer has a role in determining the compensation of named executive officers other than his own. Guided by the principles discussed under Compensation and Benefits Philosophy, our Chief Executive Officer:

•	facilitates the collection and compilation of data for consideration by the Compensation Committee;

•
identifies appropriate performance measures and recommends to the Compensation Committee performance goals that the Compensation Committee may consider to determine short-term and long-term incentive awards; and

•	develops compensation recommendations for each named executive officer position other than his own.

Role of the Compensation Committee and Board of Directors
The Compensation Committee refer to the principles discussed under Compensation and Benefits Philosophy to guide them in determining and implementing compensation programs for our named executive officers. For named executive officers other than our Chief Executive Officer, the Compensation Committee receives and reviews Mr. Ramlo’s recommendations as described above and makes recommendations to the full Board of Directors. The full Board of Directors then acts on these recommendations to set the compensation of our named executive officers.
The Compensation Committee takes the following steps to approve the compensation of our Chief Executive Officer:

•	The Compensation Committee identifies appropriate performance measures.

•
The Compensation Committee considers the compensation principles discussed under the heading Compensation and Benefits Philosophy as well as each of the Company’s compensation elements, and reviews market data and recommendations from the executive compensation study prepared by FW Cook. Based on that consideration and review, it annually recommends to the Board of Directors the base salary, annual incentive compensation and long-term incentive awards for our Chief Executive Officer. The Board of Directors reviews and considers the proposals of the Compensation Committee and makes its final determination based on what it believes to be in the interests of the Company and our shareholders.

Role of Independent Consultants
Under its charter, the Compensation Committee, in its sole discretion, has the authority, resources and funds necessary to retain or obtain the advice of outside advisers, including independent compensation advisers, legal counsel and other advisers and experts. Prior to retaining or obtaining advice from such outside advisers, the committee evaluates their independence by reference to the NASDAQ Listing Rules.
During 2018, the Compensation Committee engaged FW Cook to advise it on compensation matters for our named executive officers. FW Cook reported directly to the Compensation Committee and provided services related to named executive officer compensation. Management did not participate in the selection process and did not recommend FW Cook, nor did management participate in specific matters assigned to FW Cook by the Compensation Committee. Although particular assignments may vary, compensation consultant engagements by the Compensation Committee have generally included:

•	reviewing and advising on all principal aspects of compensation for named executive officers, including base salaries, equity awards and annual incentive plan awards for named executive officers;

•	reviewing and advising the Compensation Committee on compensation for non-employee directors; and

•	providing advice and input to the Compensation Committee on the identification and selection of appropriate peer companies.
Compensation Consultant Independence
The Compensation Committee carefully considers the independence of the consultants it hires prior to engagement. To maintain the independence of the compensation consultant, the Compensation Committee has the sole authority to retain or terminate FW Cook. In connection with its engagement of FW Cook, the Committee considers various factors bearing upon FW Cook's independence including, but not limited to, the amount of fees received by FW Cook from the Company as a percentage of FW Cook's total revenue, FW Cook's policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with a member of the Compensation Committee or management that could impact FW Cook's independence. After reviewing these and other factors, the Committee determined that FW Cook was independent and that its engagement did not present any conflicts of interest.
Elements of Compensation
We compensate our named executive officers using direct compensation and Company-sponsored benefit plans. As direct compensation, we pay competitive base salaries and performance-based cash and equity awards. Our named executive officers participate in Company-sponsored health and welfare benefit plans available generally to all salaried employees of the Company. In addition, we provide nonqualified deferred compensation plans and limited perquisites to our named executive officers as discussed below.
Total Direct Compensation
During 2018, total direct compensation consisted of: (a) base salary; (b) annual performance-based cash awards; and (c) long-term equity-based awards. We pay these elements of direct compensation because we believe:

•	a fair, reasonable and competitive base salary is essential to attract and retain talented executives;

•	annual performance-based cash awards recognize and reward the named executive officer’s role in overall Company performance; and

•	equity-based compensation helps our named executive officers to “think like owners” and, therefore, aligns their interests with those of our shareholders.
Elements of Compensation

Element	Type	Form	Period	Purpose
Annual Base Salary	Fixed	Cash	Ongoing	Attract and retain; recognize individual performance
Annual Incentive Plan ("AIP")	Variable	Cash	1 year	Short-term company performance
Long Term Incentive Plan ("LTIP")	Variable	Stock Options time-based	3-year pro rata	Shareholder alignment, long-term value creation and retention; represents 25% of total award opportunity
		RSUs time-based	3-year cliff	Shareholder alignment, long-term value creation and retention; represents 25% of total award opportunity
		PSUs performance-based	3-year cliff	Long-term company performance, shareholder alignment and retention; represents 50% of total award opportunity

The mix of the total direct compensation for the CEO and each other NEO are shown below. The charts outline the size, in percentage terms, of each element of targeted total direct compensation at the date of grant.
2018 Compensation Mix at Target
Annual Base Salary
We establish base salary levels to recruit and retain experienced executives who can help us achieve our business goals. We determine a named executive officer’s initial base salary level by considering a variety of factors, including the executive’s experience and responsibilities, our existing compensation structure, comparison group benchmarking and the executive’s role in maintaining a culture that values our employees. The CEO annually recommends to the Compensation Committee the base salary for each executive position other than his own. For 2018, the Compensation Committee did not recommend to the Board of Directors any increases to the base salary of named executive officers.

The following table shows the 2017 and 2018 year-end base salary levels, as approved by the Board of Directors, for each of our named executive officers:
Annual Base Salary – 2017 and 2018

Name and Principal Position	2017 Base Salary ($)	2018 Base Salary ($)	Change in Base Salary (%)
Randy A. Ramlo – President/Chief Executive Officer	800,000	800,000	—
Michael T. Wilkins – Executive Vice President/Chief Operating Officer	490,000	490,000	—
Dawn M. Jaffray – Senior Vice President/Chief Financial Officer	440,000	440,000	—
Barrie W. Ernst – Vice President/Chief Investment Officer	375,000	375,000	—
Neal R. Scharmer – Vice President/General Counsel/Corporate Secretary	327,000	327,000	—

Annual Incentive Plan
Structure & Design
The Compensation Committee’s philosophy concerning short-term incentives and the application of that philosophy to determine cash-based compensation remained unchanged from 2017. We have an Annual Incentive Plan ("AIP") that provides annual performance-based cash awards to all Company employees, including all of our named executive officers. The AIP ties a portion of each employee’s annual compensation directly to our financial performance. Our objective in using the AIP is to provide a strong financial incentive for all employees to achieve corporate and functional area goals.
To determine the amount of performance-based cash awards for each named executive officer, we used four performance measures that are defined further below: (1) adjusted return-on-equity; (2) premium growth rate; (3) loss ratio; and (4) underwriting expense ratio. As illustrated in the table below, we weight each performance measure and establish threshold, target and maximum performance goals for each performance measure, with increasingly higher awards for attaining increasingly higher performance. Each named executive officer can receive a performance-based cash award for each performance measure. We pay no performance-based cash award for a performance measure if the threshold goal for that measure is not achieved.
Potential awards for our named executive officers ranged from 0% to a maximum of 150% of target based upon the achievement of certain pre-determined goals and the considerations set forth in greater detail below. Awards under the AIP are calculated separately for each performance measure as follows:

Base Salary × Target Bonus Opportunity × Weighting × Performance Factor	=	Annual Award Payment
Performance Measure Selection
Adjusted ROE – Adjusted return-on-equity ("Adjusted ROE") means return-on-equity, calculated in accordance with GAAP, excluding the impact of unrealized gains and losses on investments. The Compensation Committee chose Adjusted ROE as an AIP performance measure because ROE is a key performance indicator in our industry watched closely by investors. Since Adjusted ROE is a function of both income and shareholders' equity, it encourages management to focus on objectives that are important for creating shareholder value, including the quality and profitability of our underwriting activities and capital management.
Premium Growth Rate – The Compensation Committee chose Premium Growth Rate as an AIP performance measure because we believe it encourages expanding agency penetration, expanding our geographic footprint, and entering new distribution channels. Premium Growth Rate means direct written premium annual growth, calculated in accordance with GAAP, excluding: (a) our discontinued life insurance and annuity operations; and (b) assumed and ceded reinsurance operations.
Loss Ratio – The Compensation Committee chose Loss Ratio as an AIP performance measure because it believes it is reflective of our underwriting performance and overall profitability. Loss Ratio means direct losses and allocated direct case loss adjustment expenses divided by earned premium, calculated in accordance with Statutory Accounting Principles, excluding our discontinued life insurance and annuity operations.
Underwriting Expense Ratio – The Compensation Committee chose Underwriting Expense Ratio as an AIP performance measure because we are more likely to achieve profitability and value for our shareholders when we keep expenses in line with our established guidelines. Underwriting Expense Ratio means all underwriting-related expenses (e.g. agent commissions, employee compensation, premium taxes, marketing, etc.) divided by written premium in accordance with statutory items paid, pursuant to Statutory Accounting Principles, excluding accruals and our discontinued life insurance and annuity operations.

AIP Target Bonus Opportunity and Weighting of Performance Measures – 2018

Named Executive Officer	Target Bonus Opportunity as % of Base Salary	Weighting of Each Performance Measure (%)
		Adjusted ROE	Premium Growth Rate	Loss Ratio	Underwriting Expense Ratio
Randy A. Ramlo	70	40	20	20	20
Michael T. Wilkins	60	40	20	20	20
Dawn M. Jaffray	60	40	20	20	20
Barrie W. Ernst	50	55	20	15	10
Neal R. Scharmer	40	50	5	25	20
Potential awards for our named executive officers ranged from 0% to a maximum of 150% of target based upon the achievement of certain pre-determined goals and the considerations set forth above.
Goal-Setting Process
The Compensation Committee annually reviews the threshold, target and maximum goals for each performance measure in order to evaluate whether they remain rigorous and aligned with shareholder interests. Management presents recommendations to the Compensation Committee regarding whether goals should be adjusted. AIP goals are designed to be challenging, but achievable, given the economic and market conditions at the time the goals were set, with achievement at the maximum goals designed to be difficult. For 2018, the Compensation Committee did not recommend changing any goals compared to the prior year.
Achievement
The following table shows the 2018 performance goals and achievement for each performance measure. Payments to named executive officers under our AIP were made in March 2019 for performance during 2018 and are reported in the Summary Compensation Table – 2018 of this proxy statement under the Non-Equity Incentive Plan Compensation column.
AIP Goals and Achievement – 2018

	2018 AIP Goals (%)			2018 AIP Achievement (%)
Performance Measures	Threshold	Target	Maximum	Result	% of Target
Adjusted ROE	5	8	11	5.5	59.0
Premium Growth Rate	4	6	8	4.4	59.0
Loss Ratio (1)	58	55	52	63.6	(44.0)
Underwriting Expense Ratio	32	31	30	29.1	193.5

(1)	Achievement is below threshold, resulting in no payment for the performance measure.
Long-Term Incentive Plan
The Compensation Committee’s philosophy concerning equity awards and the application of that philosophy to determine equity compensation remained unchanged from 2017. In 2017, with the assistance of FW Cook, the Compensation Committee modified its approach to the Long-Term Incentive Plan ("LTIP"). Historically, equity compensation was granted at the beginning of each fiscal year based on the prior year's Adjusted ROE performance. Based on its review of market practices as reported by FW Cook, the Compensation Committee redesigned the equity compensation program so that equity awards will be granted at the beginning of the year, based on a review of market data and individual performance, with a portion of the equity grant vesting over a three-year performance period based on performance goals established by the Compensation Committee.
Design & Structure
At the beginning of each year, the Compensation Committee grants equity awards based on its review of the competitive market and individual performance. Once the grant level is determined, the Compensation Committee allocates the grant to a mix of performance stock units (weighted 50%), restricted stock units (weighted 25%), and stock options (weighted 25%), as summarized below:

Grant Type	Allocation (%)	Vesting
PSUs	50	"cliff" vest of the third anniversary of the grant date (assuming achievement of performance goals)
RSUs	25	"cliff" vest of the third anniversary of the grant date
Stock Options	25	one-third of the options vest on each of the three anniversaries of the grant date

Performance Stock Units ("PSUs") – PSUs are:

•	earned over a three-year performance period, subject to continued employment;

•
earned only to the extent that goals are achieved among four separate, equally weighted, performance measures tied to our 2020 Vision performance milestones, relating to profit, growth, employee satisfaction and customer service; and

•	released between 0% and 150% of the target award based upon the results achieved.
Restricted Stock Units ("RSUs") – The RSUs "cliff" vest of the third anniversary of the grant date and are settled into an equivalent number of shares of Company Common Stock, in each case, generally subject to the executive remaining employed by us through the applicable vesting date. The purpose of the awards is to encourage shareholder alignment, long-term value creation and executive retention.
Stock Options – Each option has a ten-year term and, provided the executive remains employed by us through such dates, vests as to one-third of the options on each of the first three anniversaries of the grant date. Stock options directly align with our stock performance since they become valuable only if and to the extent the share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.
Performance Measure Selection
PSU performance measures are tied to our 2020 Vision performance milestones, relating to profit, growth, employee satisfaction and customer service. PSU performance goals are measured over a three-year performance period.
Adjusted ROE (Three-Year Average) – The Compensation Committee chose Adjusted ROE as an LTIP performance measure because ROE is a key performance indicator in our industry watched closely by investors. Since Adjusted ROE is a function of both income and shareholders' equity, it encourages management to focus on objectives that are important for creating shareholder value, including the quality and profitability of our underwriting activities and capital management.
Premium Growth Rate (Three-Year Average) – The Compensation Committee chose Premium Growth Rate, as an LTIP performance measure because we believe it encourages expanding agency penetration, expanding our geographic footprint, and entering new distribution channels.
Organizational Culture Inventory (OCI®) (Three-Year Cumulative) – The Compensation Committee chose the OCI® as an LTIP performance measure because it believes the health of our corporate culture is important to our long-term strategy. The Human Synergistics International OCI® is a thoroughly researched and widely used culture assessment for measuring organizational culture. The assessment process surveys employees and their responses are aggregated to generate a report containing a score. The assessment is performed at least every-other-year. For purposes of calculating the three-year cumulative score, the score of the prior year will be reused for years where no assessment was performed.
Deep Customer Connections Opportunity Index (Three-Year Cumulative) – The Compensation Committee chose four elements of the Deep Customer Connections Opportunity Index as an LTIP performance measure because a strong relationship with our agents is fundamental to our long-term success. Deep Customer Connections surveys our agents to evaluate the quality of our service. Scores are presented for particular elements in the Opportunity Index. The Compensation Committee chose four elements from the surveys to focus on for this performance measure: (a) "Is Response in Underwriting;" (b) "Is Flexible in Underwriting;" (c) "Provides Effective, User-Friendly Technology;" and (d) "Quote & Issue Policies without Rework." The survey is performed at least every-other-year. For purposes of calculating the three-year cumulative score, the score of the prior year will be reused for years where no survey was performed.

Goal-Setting Process
The Compensation Committee annually reviews the threshold, target and maximum goals for each performance measure of the PSUs in order to evaluate whether they remain rigorous and aligned with shareholder interests. Management presents recommendations to the Compensation Committee regarding whether goals should be adjusted. The performance goals established for the 2018 PSU grant were designed to be challenging, but achievable, given the economic and market conditions at the time the goals were set, with vesting at the maximum goal designed to be difficult. For 2018, the Compensation Committee did not recommend changing any goals compared to the prior year.
2018 Grant
The 2018 target award opportunities and allocation to each grant type for our named executive officers are summarized below:
LTIP Grant – 2018

Named Executive Officer	Total Stock Award ($)	PSUs ($) (1)	RSUs ($)	Stock Options ($)
Randy A. Ramlo	725,000	362,500	181,250	181,250
Michael T. Wilkins	300,000	150,000	75,000	75,000
Dawn M. Jaffray	300,000	150,000	75,000	75,000
Barrie W. Ernst	250,000	125,000	62,500	62,500
Neal R. Scharmer	150,000	75,000	37,500	37,500

(1)	The amount for PSUs is shown at target.
The 2017 PSU grant remains outstanding and will vest based on performance through December 31, 2019.
Additional Compensation
Discretionary Cash Bonus
In 2018, the Compensation Committee made recommendations to the Board of Directors to pay cash bonuses to our named executed officers for three distinct purposes. Cash bonuses paid to a named executive officer are reported in the Bonus column of the Summary Compensation Table – 2018.
First, we closed on the sale of our subsidiary United Life Insurance Company on March 30, 2018. In recognition of the successful closing of that sale, the Compensation Committee recommended cash bonuses for each of the named executive officers that were active participants in that process. The Compensation Committee discussed the proposed cash bonus with FW Cook prior to making its recommendation. The Board of Directors approved the recommendation.
Second, the 2017 results used to establish payments under the AIP specifically excluded the impact of the Tax Cuts and Jobs Act ("TCJA") due to uncertainty existing at that time. In order to recognize the beneficial impact that the TCJA had on 2017 year-end results, the Compensation Committee recommended payment of cash bonuses to our named executive officers. The cash bonus amount was calculated in accordance with the AIP if the impact of the TCJA had not been excluded. The Compensation Committee discussed the proposed cash bonus with FW Cook prior to making its recommendation. The Board of Directors approved the recommendation.
Third, the Company paid a $3 per share special dividend on August 20, 2018 to shareholders of record on August 3, 2018. The United Fire Group, Inc. Stock Plan did not contemplate a one-time special dividend. In order to mitigate the dilutive effects of the special dividend on outstanding equity awards, the Compensation Committee recommended payment of cash bonuses to our named executive officers. The Compensation Committee discussed the proposed cash bonus with FW Cook prior to making its recommendation. The Board of Directors approved the recommendation.
Company-Sponsored Benefit Plans
We believe the insurance and retirement benefit plans we sponsor are an important part of fair and reasonable compensation for all of our employees, including our named executive officers. We design these benefit plans to attract and retain a strong employee base, to provide a measure of financial security for our employees and to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. We also provide these programs because we believe that employees who have a plan for health and financial security are better employees. We apply these programs equally to all employees. Our benefit plans consist of an insurance plan that provides health, vision, dental, disability and basic term life insurance coverage and various retirement plans, including a defined-benefit pension plan and a 401(k) plan with a Company match. The pension plan is discussed further under Pension Benefits below.

Nonqualified Deferred Compensation
The United Fire & Casualty Company Supplemental Executive Retirement and Deferral Plan ("SERP") permits certain of our executive officers, including named executive officers, the opportunity to save a portion of their direct compensation for retirement. The SERP is discussed further under Nonqualified Deferred Compensation below.
We amended the SERP in 2014 to allow the Company to make contributions to participants’ accounts. In 2018, employer contributions were made for all of the named executive officers. The contributions are calculated to restore the gap between what the selected executives would receive from the defined-benefit pension plan, in the absence of IRS compensation limits. For an executive to receive these contributions, their respective deferral in the SERP must comprise one-fourth of the calculated amount. We believe this plan and its associated vesting is an important tool to retain our executive officers. For amounts deferred after December 31, 2014, (a) any employer contribution made to a participant’s account follows a predetermined vesting schedule, and become 100% vested upon reaching age 65, death, disability, or change in control, and (b) the deferring executive officers may elect to receive their benefits as a lump sum or as annual installments over a 10-year period.
Perquisites
We do not rely upon perquisites as a method of providing significant compensation to any of our employees, preferring instead to use direct compensation and incentive plans. We provide only those perquisites that are related to our business or that we believe are necessary to attract and retain key executive personnel. For 2018, we paid for country club dues for three of our named executive officers so they have a club available for business entertainment on our behalf. Perquisites and other personal benefits paid to a named executive officer are reported in the All Other Compensation column of the Summary Compensation Table – 2018.
For security reasons, our Board of Directors requires Mr. Ramlo to use our corporate aircraft for business travel whenever it is practical to do so. We expect our other named executive officers to use our corporate aircraft for business travel whenever it is reasonable to do so. Occasionally, a spouse or other guest may accompany executive officers on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company.
We permit Mr. Ramlo to use our corporate aircraft for personal travel, and under limited circumstances, directors and executive officers may be permitted to use the aircraft for personal use as well.
Named Executive Officers as Shareholders
We believe that ownership of Company Common Stock by our executive officers, including our named executive officers, promotes the alignment of their interests with those of our Company and our shareholders. A Board of Directors policy sets forth guidelines for stock ownership by certain of our executive officers, including our named executive officers. These guidelines include target levels of stock ownership for each covered executive officer. The goal of these guidelines is to have our executive officers, including our named executive officers, hold a meaningful stake in our Company.
The following table shows the target number of shares to be owned by each named executive officer and each named executive officer’s share ownership as of March 18, 2019:

Name	Tier (1)	Target Number of Shares of Common Stock to be Held (2)	Number of Qualifying Shares of Common Stock Held at Record Date
Randy A. Ramlo	3	49,895	64,927
Michael T. Wilkins	2	22,348	37,771
Dawn M. Jaffray	2	14,728	11,463
Barrie W. Ernst	1	11,165	25,792
Neal R. Scharmer	1	9,595	18,316

(1)
Equity ownership targets for Mr. Ramlo as a Tier 3 executive were calculated as the number of shares equal to two times his base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for Michael T. Wilkins as a Tier 2 executive were calculated as the number of shares equal to one and one-half times his base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for Dawn M. Jaffray as a Tier 2 executive were calculated as the number of shares equal to one and one-half times her base salary on May 10, 2016 divided by the closing price of Company Common Stock on May 10, 2016. Equity ownership targets for executive officers in Tier 1 were calculated as the number of shares equal to their base salary on January 1, 2014 divided by the closing price of our Company Common Stock on December 31, 2013.

(2)
Shares held either directly or indirectly and any RSUs (whether vested or unvested) held by the named executive officer are counted toward the target number of shares. Any unexercised stock options or PSUs (whether vested or unvested) held by the named executive officer are not counted toward the target number of shares. The target number of shares are the number of shares to be held by the named executive officer by December 31, 2019, or within five years of becoming subject to the stock ownership guidelines for officers, whichever is later.

Report of the Compensation Committee
February 2019
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Compensation Committee
Mary K. Quass, Chair
Scott L. Carlton
Brenda K. Clancy
Sarah Fisher Gardial
James W. Noyce
Susan E. Voss

Summary Compensation Table – 2018

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Randy A. Ramlo	2018	800,000	981,428	551,033	181,252	366,240	—	251,326	3,131,279
President, CEO	2017	784,616	—	677,489	352,475	246,075	304,172	259,024	2,623,851
	2016	800,000	—	332,370	332,377	192,000	118,590	259,359	2,034,696
Michael T. Wilkins	2018	490,000	461,299	227,985	75,001	192,276	—	142,096	1,588,657
EVP, COO	2017	480,577	—	316,940	166,914	115,939	277,804	105,551	1,463,725
	2016	470,000	—	164,748	164,748	94,000	104,837	108,630	1,106,963
Dawn M. Jaffray	2018	440,000	258,871	227,985	75,001	172,656	28,852	43,001	1,246,366
SVP, CFO	2017	440,000	30,007	303,222	153,221	106,150	52,712	30,276	1,115,588
	2016	400,000	18,652	133,020	133,032	64,000	62,862	27,576	839,142
Barrie W. Ernst	2018	375,000	304,135	189,945	62,501	111,094	67,721	51,564	1,161,960
VP, Chief Investment Officer	2017	367,789	—	240,523	115,520	49,725	176,393	43,654	993,604
	2016	345,000	—	95,066	95,073	55,200	92,551	40,698	723,588
Neal R. Scharmer	2018	327,000	217,226	113,950	37,500	81,685	54,590	47,558	879,509
VP, General Counsel, Secretary	2017	320,712	—	160,866	85,904	32,460	262,927	37,584	900,453
	2016	315,000	—	83,053	83,052	23,625	130,529	34,884	670,143

(1)
Amounts in this column for 2018 include a discretionary bonus related to closing the sale of our subsidiary United Life Ins. Co. that was paid as follows: Mr. Ramlo $25,000; Mr. Wilkins $15,000; Ms. Jaffray $15,000; and Mr. Scharmer $10,000. Further, amounts in this column for 2018 include a discretionary bonus related to the beneficial impact of the Tax Cuts and Jobs Act that was paid as follows: Mr. Ramlo $153,340; Mr. Wilkins $72,247; Ms. Jaffray $66,147; Mr. Ernst $60,820; and Mr. Scharmer $36,160. Additionally, amounts in this column for 2018 include a discretionary bonus intended to mitigate the dilutive effects of the August 20, 2018 special dividend on equity awards that was paid as follows: Mr. Ramlo $803,088; Mr. Wilkins $374,052; Ms. Jaffray $134,652; Mr. Ernst $243,315; and Mr. Scharmer $171,066. Because the United Fire Group, Inc. Stock Plan did not contemplate a one-time special dividend, the board approved this discretionary bonus to protect employees as the share price was expected to decline due to the one-time special dividend. Finally, for Ms. Jaffray, this column also includes a retention bonus of $43,072 paid to Ms. Jaffray in 2018.

(2)
Amounts in this column represent the aggregate grant date fair value for PSUs and RSUs, as applicable, granted during 2018, 2017 and 2016. Amounts in this column are calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The grant date fair value for stock awards is measured based on the closing price of our Company Common Stock on the grant date, and the probable satisfaction of the performance conditions for the PSU awards as of the date of grant. Assuming the highest level of performance is achieved for the 2018 PSUs, the maximum value of amounts in this column at the grant date would be as follows: Mr. Ramlo, $725,043; Mr. Wilkins, $299,981; Ms. Jaffray, $299,981; Mr. Ernst, $249,984; and Mr. Scharmer, $149,990. The values shown have not been adjusted to reflect that these units are subject to forfeiture. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)
Amounts in this column represent the aggregate grant date fair value for options granted during 2018, 2017 and 2016. Amounts in this column are calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. To calculate the option amounts we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. The values shown have not been adjusted to reflect that these units are subject to forfeiture. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(4)
All employees are eligible to participate in our annual performance-based cash award plan if they are in our employ at the time the cash awards for that year are paid. The amounts shown in this column are those amounts earned by the executive for the year shown. These amounts were determined and paid in the subsequent year. For example, any non-equity incentive plan awards shown for 2018 were earned in 2018, but determined and paid in 2019.

(5)
The 2018 amount in this column reflects the change in pension value under the United Pension Plan that is described further in the Pension Benefits section and above market earnings under the Company's nonqualified deferred compensation plan. For Mr. Ramlo and Mr. Wilkins the 2018 amount is reported as $0 because each incurred negative changes in pension value of $14,113 for Mr. Ramlo and $23,777 for Mr. Wilkins. The 2018 amount for Mr. Ramlo includes $0 in above market deferred compensation earnings. The 2018 amount in this column for Mr. Wilkins includes $0 in above market deferred compensation earnings. The 2018 amount in this column for Ms. Jaffray includes $0 in above market deferred compensation earnings. The 2018 amount in this column for Mr. Ernst includes $0 in above market deferred compensation earnings. The 2018 amount in this column for Mr. Scharmer represents $0 in above market deferred compensation earnings.

(6)	All Other Compensation for 2018 includes:

Name	Registrant Contributions to SERP ($)	Matching Contributions to 401(k) Plan ($)	Perquisites and Other Personal Benefits ($)	Total ($)
Randy Ramlo	232,993	2,750	15,583	251,326
Michael Wilkins	99,019	2,750	40,327	142,096
Dawn Jaffray	39,237	2,750	1,014	43,001
Barrie Ernst	41,512	2,750	7,302	51,564
Neal Scharmer	43,794	2,750	1,014	47,558
For Mr. Ramlo, the amount shown for perquisites and other personal benefits includes: (a) $14,569 for country club dues paid on Mr. Ramlo's behalf; (b) $570 in premiums for a Company-sponsored life insurance policy for Mr. Ramlo's benefit; and (c) $444 in parking subsidy for our Company parking ramp. For Mr. Wilkins, the amount shown for perquisites and other personal benefits includes: (a) $8,153 for country club dues paid on Mr. Wilkins' behalf; (b) $31,160 for personal use of the Company aircraft; (c) $570 in premiums for a Company-sponsored life insurance policy for Mr. Wilkins' benefit; and (d) $444 in parking subsidy for our Company parking ramp. For Mr. Ernst, the amount shown for perquisites and other personal benefits includes: (a) $6,288 for country club dues paid on Mr. Ernst's behalf; (b) $570 in premiums for a Company-sponsored life insurance policy for Mr. Ernst's benefit; and (c) $444 in parking subsidy for our Company parking ramp. To determine the cost for personal use of the Company aircraft, we estimate a cost per flight hour of $3,800 for 2018 that includes fuel, maintenance, hangar storage, taxes and fees, catering, landing and parking, pilot services, database services, flight training and insurance. For 2018, Mr. Wilkins had 8.2 flight hours of personal use of the Company aircraft.
Grants of Plan-Based Awards
The Board of Directors has adopted a written policy regarding the issuance of options under the Stock Plan. This policy provides that all options shall be issued at regularly scheduled meetings of the Compensation Committee and that the exercise price for options issued under the Stock Plan shall be the closing market price on the option grant date.

Options granted to our named executive officers by our Board of Directors under the Stock Plan have the following characteristics:

•
Options granted before March 2017 vest one-fifth each year on the first five anniversaries of the grant date. Options granted during or after March 2017 vest one-third each year on the first three anniversaries of the grant date. Options vest immediately if we enter into an agreement to dispose of all or substantially all of our assets or capital stock. The Board of Directors has the authority under the Stock Plan to accelerate vesting of stock options in other circumstances at its discretion.

•	Options expire on the sooner of:

•	ten years after the option grant date;

•	one year after termination of employment for reason of death or disability; or

•	30 days after the termination of employment for any reason other than death or disability, unless extended by the Board of Directors for up to one year after termination of employment.

•	The exercise price is the closing market price for Company Common Stock on the option grant date.
Grants of Plan-Based Awards – 2018

Name	Grant Date		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($) (5)
			Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Threshold (#) (4)	Target (#)	Maximum (#)
Randy A. Ramlo	2/23/2018	(6)								20,532	44.80	181,252
	2/23/2018	(7)				1,012	8,092	12,138				369,772
	2/23/2018	(8)							4,046			181,261
	—	(9)	56,000	560,000	840,000
Michael T. Wilkins	2/23/2018	(6)								8,496	44.80	75,001
	2/23/2018	(7)				419	3,348	5,022				152,990
	2/23/2018	(8)							1,674			74,995
	—	(9)	29,400	294,000	441,000
Dawn M. Jaffray	2/23/2018	(6)								8,496	44.80	75,001
	2/23/2018	(7)				419	3,348	5,022				152,990
	2/23/2018	(8)							1,674			74,995
	—	(9)	26,400	264,000	396,000
Barrie W. Ernst	2/23/2018	(6)								7,080	44.80	62,501
	2/23/2018	(7)				349	2,790	4,185				127,449
	2/23/2018	(8)							1,395			62,496
	—	(9)	9,375	187,500	281,250
Neal R. Scharmer	2/23/2018	(6)								4,248	44.80	37,500
	2/23/2018	(7)				209	1,674	2,511				76,452
	2/23/2018	(8)							837			37,498
	—	(9)	3,270	130,800	196,200

(1)
We estimate the amounts shown in this column by assuming the achievement of the threshold level for the least-weighted performance measure used in our Annual Incentive Plan and by multiplying 2018 base salary by 7% for Mr. Ramlo; 6% for Mr. Wilkins and Ms. Jaffray; 2.5% for Mr. Ernst; and 1% for Mr. Scharmer.

(2)
We estimate the amounts shown in this column by assuming the achievement of target levels for all applicable performance measures used in our Annual Incentive Plan and by multiplying 2018 base salary by 70% for Mr. Ramlo; 60% for Mr. Wilkins and Ms. Jaffray; 50% for Mr. Ernst; and 40% for Mr. Scharmer.

(3)
We estimate the amounts shown in this column by assuming the achievement of maximum levels for all applicable performance measures used in our Annual Incentive Plan and by multiplying 2018 base salary by 105% for Mr. Ramlo; 90% for Mr. Wilkins and Ms. Jaffray; 75% for Mr. Ernst; and 60% for Mr. Scharmer.

(4)	We estimate the amounts shown in this column by assuming the achievement of the threshold level for only one of the four equal-weighted performance measures under our 2018 PSUs.

(5)
Amounts in this column represent the aggregate grant date fair value for stock options, RSUs and PSUs granted during 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. To calculate the option amounts, we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. The grant date fair value for RSU and PSU awards is measured based on the closing price of our Company Common Stock on the grant date and the probable satisfaction of the performance conditions for the PSU awards as of the date of grant. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(6)
Represents option awards that vest one-third each year for three years beginning with the first anniversary of the grant date, provided the named executive officer remains employed through the applicable vesting date.

(7)
Represents PSUs that vest on the third anniversary of the grant date only if and to the extent the Company achieves performance goals relating to profit, growth, employee satisfaction and customer service over the 2018–2020 performance period.

(8)	Represents a grant of RSUs that vest in full on the third anniversary of the grant date, provided the named executive officer remains employed through the vesting date.

(9)
There is no specific grant date for awards under our Annual Incentive Plan. We pay awards based on our 2018 performance during the first quarter of 2019. Please see Compensation Discussion and Analysis in this proxy statement for further information regarding the Annual Incentive Plan. Actual amounts paid to each named executive officer under our Annual Incentive Plan for 2018 are shown in the Summary Compensation Table – 2018 in this proxy statement and were calculated based on each individual's base salary for 2018.

The following table details the outstanding equity awards held by each of our named executive officers as of December 31, 2018.
Outstanding Equity Awards at Fiscal Year-End – 2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Randy A. Ramlo	3,000	—	22.42	5/19/2020		38,338	(8)	2,125,842	19,827	(13)	$1,099,407
	17,800	—	20.54	2/18/2021
	18,609	—	23.96	2/16/2023
	23,699	5,925	29.61	2/21/2024	(2)
	29,440	19,627	29.12	2/20/2025	(3)
	15,782	23,674	39.91	2/19/2026	(4)
	3,890	15,561	41.32	2/17/2027	(5)
	5,346	10,692	42.27	3/24/2027	(6)
	—	20,532	44.80	2/23/2028	(7)
Michael T. Wilkins	1,500	—	22.42	5/19/2020		18,852	(9)	1,045,343	8,571	(14)	475,262
	6,467	—	20.54	2/18/2021
	5,999	—	23.96	2/16/2023
	12,777	3,194	29.61	2/21/2024	(2)
	14,479	9,653	29.12	2/20/2025	(3)
	7,823	11,734	39.91	2/19/2026	(4)
	1,882	7,529	41.32	2/17/2027	(5)
	2,467	4,935	42.27	3/24/2027	(6)
	—	8,496	44.80	2/23/2028	(7)
Dawn M. Jaffray	—	9,475	39.91	2/19/2026	(4)	8,674	(10)	480,973	8,571	(15)	475,262
	—	6,407	41.32	2/17/2027	(5)
	—	4,935	42.27	3/24/2027	(6)
	—	8,496	44.80	2/23/2028	(7)
Barrie W. Ernst	7,605	1,901	29.61	2/21/2024	(2)	11,900	(11)	659,855	7,142	(16)	396,024
	8,525	5,684	29.12	2/20/2025	(3)
	4,514	6,772	39.91	2/19/2026	(4)
	1,086	4,342	41.32	2/17/2027	(5)
	2,056	4,113	42.27	3/24/2027	(6)
	—	7,080	44.80	2/23/2028	(7)
Neal R. Scharmer	1,433	1,608	29.61	2/21/2024	(2)	9,543	(12)	529,159	4,285	(17)	237,603
	7,327	4,884	29.12	2/20/2025	(3)
	3,944	5,915	39.91	2/19/2026	(4)
	991	3,965	41.32	2/17/2027	(5)
	1,234	2,467	42.27	3/24/2027	(6)
	—	4,248	44.80	2/23/2028	(7)

(1)
This column reflects the number of PSUs granted in March 2017 and February 2018 that would be awarded to the NEO at the end of the three-year performance period, assuming: (a) achievement at target for the March 2017 grant; and (b) achievement at maximum for the February 2018 grant.

(2)	The unexercisable portion of these options vests on 2/21/2019.

(3)	The unexercisable portion of these options vests one-half each on 2/20/2019 and 2/20/2020.

(4)	The unexercisable portion of these options vests one-third each on 2/19/2019, 2/19/2020 and 2/19/2021.

(5)	The unexercisable portion of these options vests one-fourth each on 2/17/2019, 2/17/2020, 2/17/2021 and 2/17/2022.

(6)	The unexercisable portion of these options vest one-half each on 3/24/2019 and 3/24/2020.

(7)	The unexercisable portion of these options vests one-third each on 2/23/2019, 2/23/2020 and 2/23/2021.

(8)
Subject to Mr. Ramlo’s continued employment on the applicable vesting date, 9,151 RSUs vest on 2/21/2019, 8,371 RSUs vest on 2/21/2020, 3,844 RSUs vest on 3/24/2020, 8,328 RSUs vest on 2/19/2021, 4,046 RSUs vest on 2/23/2021 and 4,598 RSUs vest on 2/17/2022.

(9)
Subject to Mr. Wilkins’ continued employment on the applicable vesting date, 4,934 RSUs vest on 2/21/2019, 4,117 RSUs vest on 2/21/2020, 1,774 RSUs vest on 3/24/2020, 4,128 RSUs vest on 2/19/2021, 1,674 RSUs vest on 2/23/2021 and 2,225 RSUs vest on 2/17/2022.

(10)	Subject to Ms. Jaffray's continued employment on the applicable vesting date, 1,774 RSUs vest on 3/24/2020, 3,333 RSUs vest on 2/19/2021, 1,674 RSUs vest on 2/23/2021 and 1,893 RSUs vest on 2/17/2022.

(11)
Subject to Mr. Ernst’s continued employment on the applicable vesting date, 2,937 RSUs vest on 2/21/2019, 2,424 RSUs vest on 2/21/2020, 1,479 RSUs vest on 3/24/2020, 2,382 RSUs vest on 2/19/2021, 1,395 RSUs vest on 2/23/2021 and 1,283 RSUs vest on 2/17/2022.

(12)
Subject to Mr. Scharmer’s continued employment on the applicable vesting date, 2,484 RSUs vest on 2/21/2019, 2,083 RSUs vest on 2/21/2020, 887 RSUs vest on 3/24/2020, 2,081 RSUs vest on 2/19/2021, 837 RSUs vest on 2/23/2021 and 1,171 RSUs vest on 2/17/2022.

(13)
Subject to Mr. Ramlo's continued employment on the applicable vesting date and achievement of applicable performance goals, 7,689 PSUs vest on 3/24/2020 assuming target achievement, and 12,138 PSUs vest on 2/23/2021 assuming maximum achievement.

(14)
Subject to Mr. Wilkins' continued employment on the applicable vesting date and achievement of applicable performance goals, 3,549 PSUs vest on 3/24/2020 assuming target achievement and 5,022 PSUs vest on 2/23/2021 assuming maximum achievement.

(15)
Subject to Ms. Jaffray's continued employment on the applicable vesting date and achievement of applicable performance goals, 3,549 PSUs vest on 3/24/2020 assuming target achievement and 5,022 PSUs vest on 2/23/2021 assuming maximum achievement.

(16)
Subject to Mr. Ernst's continued employment on the applicable vesting date and achievement of applicable performance goals, 2,957 PSUs vest on 3/24/2020 assuming target achievement and 4,185 PSUs vest on 2/23/2021 assuming maximum achievement.

(17)
Subject to Mr. Scharmer's continued employment on the applicable vesting date and achievement of applicable performance goals, 1,774 PSUs vest on 3/24/2020 assuming target achievement, and 2,511 PSUs vest on 2/23/2021 assuming maximum achievement.

Option Exercises and Stock Award Vesting
The following table represents the number and value of shares acquired by our named executive officers through the exercise of vested stock options during fiscal year 2018.
Option Exercises and Stock Award Vesting – 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy A. Ramlo	—	—	5,304	234,861
Michael T. Wilkins	—	—	2,850	126,198
Dawn M. Jaffray	10,386	151,753	—	—
Barrie W. Ernst	16,894	407,813	1,933	85,593
Neal R. Scharmer	6,015	143,474	1,446	64,029
Pension Benefits
All of our employees who are 21 years of age and older automatically participate in our defined-benefit pension plan after completing one year of employment and 1,000 hours of service. When eligibility criteria are met, the employee participates in the plan on the next January 1 or July 1. Employees become 100% vested in the plan after completing five years of service. Plan benefits equal 1.25% of an employee’s five-year average annual compensation, plus 0.5% of average annual compensation in excess of covered compensation, multiplied by the lesser of years of service or 35 years. Covered compensation is determined by reference to the Social Security taxable wage base. Average annual compensation means annual compensation, averaged over the period of five consecutive years of service that produces the highest average. In most cases, the five year measurement period is the last five years of full-time employment prior to retirement. The pension plan uses only salary to determine the average annual compensation. Under federal law, for 2018 the maximum compensation that can be considered for determining benefits was $275,000.
The normal form of payment under the pension plan is a joint and 50% survivor annuity for a participant who is married on the annuity starting date and a life annuity for a participant who is unmarried on the annuity starting date. Participants may elect to receive a monthly pension over the participant’s life or a term of up to 20 years or, if the actuarial equivalent of the annuity is $10,000 or less, in the form of a lump sum cash payment. The amount of monthly pension benefits varies depending upon the form of payment elected by the participant, but the payments are in each case the actuarial equivalent of the normal form of payment. Assets of the pension plan belong to the Company and are not taxable to the employee until paid as a benefit. Such assets are subject to a substantial risk of forfeiture until vested by the employee. Effective January 1, 2018, the pension plan was amended to allow one-time lump-sum payments in cash for vested participant balances of $50,000 or less.
Normal retirement age under the pension plan is 65, which is the earliest time a participant may retire under the pension plan without any benefit reduction due to age. The earliest age a participant may retire under the plan and still receive benefits is age 55. Participants electing early retirement with at least 20 years of service receive a reduction in benefits of 6% for each year the participant retires after age 55 and before age 60, and a reduction of benefits of 4% for each year the participant retires after age 60 and before age 65. If a participant elects early retirement with less than 20 years of service to us, then the participant’s reduction in benefits is based on an actuarial calculation. Of our named executive officers, Messrs. Ramlo, Wilkins, Ernst and Scharmer are currently eligible for early retirement under our pension plan.
The following table reports the present value of the annual defined benefit payable for each named executive officer under our United Pension Plan. The present value is based on the retirement benefit formula for the compensation levels and years of service of those officers.
Pension Benefits – 2018

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Randy A. Ramlo	United Pension Plan	35	1,528,380	—
Michael T. Wilkins	United Pension Plan	33	1,326,503	—
Dawn M. Jaffray	United Pension Plan	4	144,426	—
Barrie W. Ernst	United Pension Plan	16	919,676	—
Neal R. Scharmer	United Pension Plan	24	1,264,922	—
Nonqualified Deferred Compensation
The United Fire & Casualty Company Supplemental Executive Retirement and Deferral Plan ("SERP") permits certain of our executive officers, including named executive officers, the opportunity to save a portion of their direct compensation for retirement. Executives must make a deferral election in the year prior to the beginning of the earnings period. For performance-based cash bonuses, participants may make elections up to six months prior to the end of the performance period. Newly eligible executives have 30 days to enroll in the plan once they become eligible to participate.
For amounts deferred on or prior to December 31, 2014, (a) we pay the deferred amounts to the deferring executive officer upon termination of employment for any reason after the executive reaches age 59½, and (b) the deferring executive officer receives the benefits in monthly installments adjusted for gains or losses over a 10-year period. For amounts deferred after December 31, 2014, (a) any employer contribution made to a participant’s account follows a predetermined vesting schedule, and become 100% vested upon reaching age 65, death, disability, or change in control, and (b) the deferring executive officers may elect to receive their benefits as a lump sum or as annual installments over a 10-year period.
We amended the SERP in 2014 to allow the Company to make contributions to participants’ accounts. In 2018, employer contributions were made for all of the named executive officers. We believe this plan and its associated vesting is an important tool to retain our executive officers.
Notational interest is credited to each participant’s deferred account which will be distributed in pre-determined installments commencing upon his or her separation from service, or paid in a lump sum upon his or her death or a termination of employment upon a change in control of the Company.

Participant deferrals are 100% vested immediately. If the executive officer dies or becomes disabled while employed by us, we will pay the plan benefits as directed by that executive officer. The SERP allows participants to utilize in-service distributions to satisfy short-term savings goals. Participants can create these in-service payable accounts at the time of initial enrollment or at re-enrollment. The amounts deferred are subject to our creditors.
The following table provides information about the participation by each of our named executive officers in the SERP.
Nonqualified Deferred Compensation – 2018

Name	Executive contributions in 2018 ($) (1)	Registrant contributions in 2018 ($) (2)	Aggregate earnings in 2018 ($) (3)	Aggregate withdrawals/distributions ($)	Aggregate balance at 12/31/2018 ($) (4)
Randy A. Ramlo	243,302	232,993	(124,186)	—	2,519,877
Michael T. Wilkins	98,000	99,019	(29,880)	—	897,048
Dawn M. Jaffray	35,200	39,237	(10,484)	—	211,107
Barrie W. Ernst	33,984	41,512	(4,688)	—	542,472
Neal R. Scharmer	45,750	43,794	(4,887)	—	297,062

(1)	All amounts reported in this column were reported as part of either “Base Salary,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table – 2018 in this proxy statement.

(2)	All amounts reported in this column were reported as part of “All Other Compensation” in the Summary Compensation Table – 2018 in this proxy statement.

(3)
All amounts reported in this column include above-market earnings reported as part of "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table – 2018 in this proxy statement. For Mr. Ramlo, this amount was $0. For Mr. Wilkins, this amount was $0. For Ms. Jaffray, this amount was $0. For Mr. Ernst, this amount was $0. For Mr. Scharmer, this amount was $0.

(4)
Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2017 and 2016, respectively: Mr. Ramlo—$482,531, $530,210; Mr. Wilkins—$190,657, $165,911; Ms. Jaffray—$66,822, $38,502; Mr. Ernst—$62,786, $63,005; and Mr. Scharmer—$67,538, $63,868.

Potential Payments Upon Termination or Change in Control
Change in Control Severance Agreements
On May 21, 2014, the Company entered into Change in Control Severance Agreements with Messrs. Ramlo, Wilkins, Ernst and Scharmer. On May 20, 2015, the Company entered into a similar agreement with Ms. Jaffray. These agreements, among other things, provide for: (1) an 18-month non-competition agreement and (2) in the event of both a change in control and termination of employment by the Company without cause: (a) a severance benefit payable to the named executive officer in an amount equal to 1.5 times his or her highest annual base salary plus target annual incentive compensation; (b) the continuation of certain insurance benefits for a period of 18 months; (c) the full vesting of each long-term incentive award held by the named executive officer, with any performance measures deemed satisfied at the target level; and (d) certain outplacement benefits. The Compensation Committee believes that these agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent through competitive compensation. The Compensation Committee also believes that it is appropriate to provide our named executive officers with the protections afforded by these agreements and that these agreements promote management independence and help retain and focus the named executive officers in the event of a change in control.
Upon a termination of employment for any reason, our named executive officers will also receive compensation and benefits pursuant to our defined benefit pension plan and deferred compensation plan. Such plans and arrangements do not discriminate in scope, terms or operation in favor of our named executive officers. Our named executive officers are vested in the benefits available under these plans (specifically excluding the executive excess plan), and therefore do not receive any enhanced benefit as a result of any termination or change in control.

The information in the following tables describes the compensation that would be payable under specific circumstances if our named executive officers’ employment had terminated on December 31, 2018:
Potential Payments Upon Termination Or Change In Control – 2018

Name	Death or Retirement ($) (1)	Disability ($)	Change in Control ($) (2)	Termination for Cause ($)	Change in Control With Termination ($) (3) (4)
Randy A. Ramlo	8,273,428	7,907,188	8,273,428	—	10,925,897
Michael T. Wilkins	3,850,118	3,657,842	3,850,118	—	5,369,668
Dawn M. Jaffray	1,522,189	1,349,533	1,522,189	—	2,869,689
Barrie W. Ernst	2,195,523	2,084,429	2,195,523	—	3,269,317
Neal R. Scharmer	923,849	842,164	923,849	—	1,793,131

(1)
At December 31, 2018, none of the named executive officers have achieved normal retirement age under our benefit plans. The figures in this column assume the accelerated vesting by the Board of Directors of all unvested stock options, RSUs and PSUs, as applicable. For purposes of this table, we have assumed accelerated vesting of the PSUs at target.

(2)
Under their existing Change in Control Severance Agreements, the named executive officers are entitled to payment only if their employment is terminated by reason other than a Nonqualifying Termination. Nonqualifying Termination is defined to include (a) by the Company for cause, (b) by the named executive officer for reason other than a good reason, (c) the named executive officer's death, and (d) by the Company due to the executive's absence from the executive's duties with the Company on a full-time basis for a period of 180 consecutive days as a result of the executive's incapacity due to physical or mental illness. In addition, under the terms of the option award agreements, the vesting of unvested stock options will accelerate upon a change in control. In addition to the value associated with stock options, the figures in this column assume the accelerated vesting by the Board of Directors of all RSUs and PSUs, as applicable. For purposes of this table, we have assumed accelerated vesting of the PSUs at target.

(3)
Per their existing Change in Control Severance Agreements, the amounts reported in this column as separation compensation for the named executive officers equal 1.5 times the sum of the executive’s highest annual base salary and target annual incentive compensation.

(4)
Under the terms of the existing Change in Control Severance Agreements for the named executive officers, if the payments and benefits they are entitled to receive under these agreements would result in the payment of the excise tax imposed by Section 4999 of the Internal Revenue Code, then their payments and benefits may be subject to reduction. Under their agreements, change in control payments and benefits are reduced by the minimum amount necessary to avoid federal excise tax, if the reduction would result in the named executive officers receiving a higher net after tax amount. The amounts in this column do not reflect the application of any reduction in payment or benefit according to the terms of the change in control agreements.

We do not make a payment to a participant in our annual incentive plan for a particular year unless the participant is employed by us on the date incentive payments are made, typically in March of the following year. In the case of death or retirement, and at the discretion of our Chairman of the Board and our Chief Executive Officer, we will pay an annual incentive plan payment to a participant prorated to the date of death or retirement. Amounts shown for death and retirement assume our Chairman of the Board and our Chief Executive Officer exercised their discretion to make the payment. The Change in Control Severance Agreements in place for the named executive officers state that they will be paid an amount equal to their target payment under our annual incentive plan for the year in which the change in control occurs, prorated to the date of termination. In this case, termination is presumed to occur on December 31, 2018.
Upon termination of employment due to death or retirement, the Board of Directors, may at its discretion, accelerate the vesting of any unvested option awards. In addition, under the terms of the option award agreements, the vesting of unvested stock options will accelerate upon a change in control. Amounts shown are calculated using the fair market value of the stock underlying in-the-money options that would have become exercisable on December 31, 2018, assuming that the Board of Directors accelerated the vesting of all unvested options.
Upon termination of employment due to death, retirement, disability or a change in control not involving termination, the Board of Directors, may at its discretion, accelerate the vesting of any unvested RSU or PSU awards. Amounts shown assumes a voluntary acceleration of vesting by the Board of Directors, with PSUs assumed to be accelerated at target.
The Change in Control Severance Agreements for the named executive officers provide for the continuation of medical, accident, disability and life insurance benefits with respect to the named executive officer and his/her dependents for a period of 18 months following a change in control at substantially the same level that existed immediately prior to the change in control. The numbers amounts shown for the named executive officers reflect the cost of these benefits as they existed at December 31, 2018.
The Change in Control Severance Agreements for the named executive officers provide for outplacement services for a period of 12 months following a change in control. The cost to the Company of these outplacement services is capped for each executive at $15,000.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Randy A. Ramlo, our President and CEO.
The median of the annual total compensation of all of our employees, excluding Randy A. Ramlo, was $75,601 in 2018, calculated in accordance with the Summary Compensation Table rules. To identify the median employee, we compiled total cash compensation identified in our payroll records, and excluded equity awards, for all full-time, part-time, temporary and seasonal employees employed as of December 31, 2018. We selected total cash compensation as it reflects the principal form of compensation delivered to all of our employees. Further, we annualized cash compensation (other than bonus awards) for permanent full- and part-time employees who were not employed for all of 2018. The annual total compensation of Randy A. Ramlo, as reported in the Summary Compensation Table – 2018, is $3,131,279. The ratio of Randy A. Ramlo's annual total compensation to the median annual total compensation of all of our employees is estimated to be 41.4 to 1.
DIRECTOR COMPENSATION
We have designed the compensation of our directors to attract and retain qualified directors and to align director compensation with the interests of our shareholders. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation plans and the elements of director compensation.
Annual Retainer, Committee Meetings and Expenses
For the 12-month period beginning with the 2018 Annual Meeting, all non-employee directors received a retainer for service on our Board of Directors, as described further below. The Chairman of our Board of Directors, Vice Chairman of our Board of Directors, and the chairpersons of the standing committees of our Board of Directors (other than the Executive Committee) each received an additional retainer for their service in those capacities, as described further below. Retainers are paid to the directors in four equal, quarterly installments. In addition, non-employee directors receive attendance fees for their attendance at meetings of the Board of Directors and meetings of the committees on which they serve. We also reimburse business expenses, such as travel expenses, incurred by non-employee directors in relation to their service on our Board of Directors.
In May 2018, the Compensation Committee recommended, and the Board of Directors approved, the issuance to each non-employee director of 1,150 shares of restricted Company Common Stock under our Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan. These shares of restricted Company Common Stock vest one year after their grant date, subject to the director's continued service.
The following table shows the fee structure and retainers paid to our non-employee directors during 2018:
Non-Employee Director Fee Schedule – 2018

Fee Type	Amount Paid ($)
Base Annual Retainer – All Directors	55,000
Additional Annual Retainer – Chairman of the Board	50,000
Additional Annual Retainer – Vice Chairman of the Board	20,000
Additional Annual Retainer – Audit Committee Chair	20,000
Additional Annual Retainer – Compensation Committee Chair	12,500
Additional Annual Retainer – Nominating and Governance Committee, Investment Committee, and Risk Management Committee Chairs	10,000
Board Meeting Attendance – Regular (per meeting)	2,500
Board Meeting Attendance – Unscheduled Meeting (per meeting)	1,000
Committee Meeting Attendance (per meeting)	1,000
Reimbursement for travel and other expenses related to service as a director	As incurred

The following table shows individual non-employee director compensation during 2018:
Non-Employee Director Compensation – 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total Compensation ($)
John-Paul E. Besong	71,500	59,984	—	—	131,484
Scott L. Carlton	80,500	59,984	—	—	140,484
Brenda K. Clancy	78,500	59,984	—	—	138,484
Christopher R. Drahozal	88,500	59,984	—	—	148,484
Jack B. Evans	130,500	59,984	—	—	190,484
Sarah Fisher Gardial	70,500	59,984	—	—	130,484
George D. Milligan	80,500	59,984	—	—	140,484
James W. Noyce	126,250	59,984	—	—	186,234
Mary K. Quass	88,375	59,984	—	—	148,359
Kyle D. Skogman	92,500	59,984	—	—	152,484
Susan E. Voss	74,500	59,984	—	—	134,484

(1)
Stock awards represented in this column vest on May 16, 2019 and are subject to forfeiture until vested. Aggregate restricted stock outstanding at December 31, 2018 for each of the following non-employee directors was: Besong – 1,150, Carlton – 1,150, Clancy – 1,150, Drahozal – 1,150, Evans – 1,150, Gardial – 1,150, Milligan – 1,150, Noyce – 1,150, Quass – 1,150, Skogman – 1,150, and Voss – 1,150. For Mr. Noyce, the amount in this column includes $0 deferred under the Directors’ Deferred Compensation Plan described below. At December 31, 2018, Mr. Noyce’s plan balance, including any accrued dividends, represented 3,599 phantom stock units.

(2)
Amounts in this column represent the aggregate grant date fair value for restricted stock granted during 2018 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company's Annual Report on Form 10-K for the year ended December 31, 2018.

(3)
Aggregate options outstanding at December 31, 2018 for each of the following non-employee directors was: Besong – 1,755, Carlton – 1,131, Evans – 2,456, Milligan – 1,755, Noyce – 3,900, Quass – 9,354, and Skogman – 4,445. Clancy, Drahozal, Gardial, Mahon and Voss have no options outstanding.

Deferred Compensation
In November 2012, the Board of Directors approved the adoption of the 2012 Deferred Compensation Plan for United Fire Group, Inc. Non-Employee Directors (“Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan allows non-employee directors the opportunity to defer up to 100% of the annual retainer fee they receive for service on our Board of Directors. All non-employee directors serving on our Board of Directors were eligible to participate in the Directors’ Deferred Compensation Plan beginning with fees paid during 2013.
In order to participate in the Directors’ Deferred Compensation Plan, each non-employee director must submit an election form by December 31 prior to the plan year for which compensation will be deferred. Thereafter, the participating director can change or terminate the election for future years by making a timely new election in the prior year. Compensation amounts deferred by non-employee directors are used to acquire “credited stock units” based on the average market price of Company Common Stock during the month the amounts are deferred. Participating directors also acquire additional credited stock units based on the quarterly dividend paid to our registered shareholders. These dividend amounts are based on each participant’s account balance at the time the dividend is paid and the closing market price of Company Common Stock on the dividend payment date. A participating director’s credited stock units are then valued on an annual basis based on the closing market price of Company Common Stock on the last trading day of each year. By tying a director’s deferred compensation to the performance of Company Common Stock, we believe this plan allows directors to acquire a more meaningful stake in our company.
When a participating director leaves the Board of Directors, the director may elect to receive the cash value of the credited stock units in the director’s account either in one lump sum or in equal installments paid out over five years. The participating director selects the manner of distribution when the director elects to participate in the Directors’ Deferred Compensation Plan. The amount payable to a director is the value of the credited stock units in the director’s account, valued at the last trading day of the year the director ceases to serve as a director.
Transactions with Related Persons
The Nominating and Governance Committee follows a written policy relating to transactions involving United Fire Group, Inc. and any “related person,” as that term is defined in Item 404 of Regulation S-K under the Exchange Act. The policy sets forth our position and procedures with respect to review and approval or ratification of related person transactions. A related person transaction is defined in Item 404 of Regulation S-K under the Exchange Act to mean any transaction or series of transactions with the Company in which any related person had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000. The policy requires the Nominating and Governance Committee (or the Board of Directors upon referral by the Committee) to approve or ratify any related person transactions. Related person transactions are approved or ratified only if they are determined to be in, or not inconsistent with, United Fire Group, Inc.’s best interests. The following transactions are not considered related party transactions: compensation or employment relationships required to be disclosed pursuant to Item 402 of Regulation S-K; relationships that arise only due to that person’s position as a director of another entity or due to ownership of less than 10% of another entity, or both; standard insurance agency contracts, provided the agency contracts are on the same terms as are offered to agencies unrelated to us; and insurance products issued by us or a subsidiary to a related person, provided such products are issued on the same terms as such products are offered to the public.
Pursuant to the policy, the Nominating and Governance Committee gathers information from management and directors to determine what transactions it must review, coordinates with management to monitor for potential related person transactions, and reviews all transactions that could be considered to be a transaction with a related person. The Nominating and Governance Committee does not review transactions in the normal course of business unless the transaction involves an amount in excess of $120,000. Except for pre-approved transactions, the Nominating and Governance Committee reviews all transactions that are not in the ordinary course of business that would be required to be reported under Item 404 of Regulation S-K if the amount involved exceeded $120,000. There were no such transactions since the beginning of 2018 and there are no such currently proposed transactions.
Other Matters
Management knows of no other matters that will be brought before the meeting, but if other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

UFG INSURANCE

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12 a.m. Central Time on May 15, 2019.

Online
Go to **www.envisionreports.com/UFCS** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/UFCS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Four Class B Directors:

	For	Against	Abstain
01 - John-Paul E. Besong	☐	☐	☐
02 - James W. Noyce	☐	☐	☐
03 - Mary K. Quass	☐	☐	☐
04 - Kyle D. Skogman	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

4 2 B M 4 0 3 6 2 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02ZKVB

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of United Fire Group, Inc. Shareholders

May 15, 2019 10 a.m. CT
Eastbank Venue
97 Third Avenue SE, Cedar Rapids, Iowa 52401

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/ufcs

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UFCS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

United Fire Group, Inc.

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2019, 10 a.m. Central Time

Jack B. Evans and Neal R. Scharmer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of United Fire Group, Inc. to be held on May 15, 2019 at 10 a.m. Central Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the nominees identified in Item 1 and FOR Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

ufg INSURANCE®

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890

Online

Go to **www.envisionreports.com/UFCS** or scan the QR code – login details are located in the shaded bar below.

Votes submitted electronically must be received by 12 a.m. Central Time on May 15, 2019

Shareholder Meeting Notice

1234 5678 9012 345

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2019 proxy statement, 2018 annual report on Form 10-K, and the 2018 annual report to shareholders are available at:

www.envisionreports.com/UFCS

Easy Online Access – View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/UFCS.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 5, 2019 to facilitate timely delivery.

2NOT COY

02ZKXB

Shareholder Meeting Notice

United Fire Group, Inc.'s Annual Meeting of Shareholders will be held on Wednesday, May 15, 2019 at the Eastbank Venue at 97 Third Avenue SE, Cedar Rapids, Iowa 52401, at 10 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-3:

1. Election of Four (4) Class B Directors Identified in the Proxy Statement:
   01 - John-Paul E. Besong
   02 - James W. Noyce
   03 - Mary K. Quass
   04 - Kyle D. Skogman
2. Ratification of the appointment of Ernst & Young LLP as United Fire Group, Inc.'s independent registered public accounting firm for 2019.
3. Approval, on an advisory basis, of the compensation of United Fire Group, Inc.'s named executive officers.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/UFCS**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials United Fire Group, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 5, 2019.